Exhibit 10.39

[GRAPHIC]

MASTER FIBER LICENSE AGREEMENT

This Master Fiber Agreement (this “Agreement”) is entered into by and between Salt River Project Agricultural Improvement and Power District, an agricultural improvement district organized and existing under the laws of the State of Arizona (“SRP”), and Mountain Telecommunications of Arizona, Inc., an Arizona corporation. (“Licensee”) (each a “Party”; jointly, the “Parties”).

RECITALS

A.    SRP’s Business. SRP is a supplier of water and electric power in portions of Maricopa County, Pinal County and Gila County, Arizona.

B.    SRP Telecom. SRP’s Telecom Department provides communications infrastructure, including parts of SRP’s fiber optic cable network, and related services to the extent that SRP has excess capacity on its network and its water and electric operations are not adversely affected.

C.    Licensee’s Business. Licensee is a provider of telecommunications services in the Phoenix, Arizona metropolitan area.

D.    This Agreement. Licensee desires to obtain a license to use fiber from SRP, and SRP is willing to license fiber to Licensee, on the terms and conditions herein. This Agreement is a Master Agreement, containing terms and conditions that will apply to multiple fiber segments. Specific terms and conditions applicable to any given segment will be stated in Product Orders executed by the Parties from time to time.

AGREEMENT

In consideration of the mutual promises and covenants herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

ARTICLE 1. DEFINITIONS

As used in this Agreement, the following terms shall have the meanings specified below:

“Accept” or “Acceptance” means the issuance by Licensee of written notice to SRP in the form of a signed Acceptance Package stating that Licensee approves the Fibers as being in compliance with the executed Product Order and/or this Agreement.

“Acceptance Package” means the document delivered by SRP to Licensee that demonstrates compliance with the Specifications and Product Order(s) as set forth in Exhibit A (Fiber, Specifications, Demarcation, Maintenance, Acceptance and Acceptance Testing).

“Administration Charge” means a charge payable to SRP for the costs of activities associated with SRP’s preparation of a Formal Price Quote.

“Affected Portion” means the portion of any Segment that is or may; (i) be affected by a Taking; (ii) become the subject of a lien or transfer; or (iii) be damaged or destroyed as the result of the occurrence of an event of casualty.

“Affiliate” means, with respect to either Licensee or SRP, any corporation that controls such Party, is controlled by such Party, or is with such Party under common control of another entity.

“Agreement” means this Master Fiber License Agreement.

“Approvals” means all permits, approvals and licenses from all government authorities or other Parties having jurisdiction or approval rights respecting; (i) the use and occupation of any Right of Way where Facilities are located or to be constructed; (ii) the use of Facilities; and (iii) “Blue Stake” clearances.

“Building Entrance” means that portion of the Fiber which runs from a connection point on the Fiber System to the point-of-presence inside a customer’s building, including all Rights of Way, conduit, Fiber, fiber optic patch panel and other Facilities necessary to establish the connection from a connection point on the Fiber to the customer’s building.

“Building Entrance Fee” means cost associated with the securing of access rights to a building.

“Commencement Date” means the date the license of Fibers under a Product Order commences, as established in an Acceptance Package executed by the Parties pursuant to Section 5.3 (Acceptance of Fiber) and Exhibit A (Fiber, Specifications, Demarcation, Maintenance, Acceptance and Acceptance Testing).

“Completion Interval” has the meaning as set forth in Exhibit A (Fiber, Specifications, Demarcation, Maintenance, Acceptance and Acceptance Testing).

“Connection Charge” means a one-time charge payable for Make Ready Work.

“Deficiency Notice” means written notice that the Fibers as Delivered do not conform to the Specifications or Product Order and as further set forth in Exhibit A (Fiber, Specifications, Demarcation, Maintenance, Acceptance and Acceptance Testing).

“Deliver” or “Delivery” means SRP’s delivery of an Acceptance Package to Licensee demonstrating compliance with the Product Order and Specifications.

“Delivery Date” means the date specified in a Product Order by which SRP is obligated to Deliver the Fibers to Licensee in compliance with the Product Order.

“Demarcation Point” means the point that defines where ownership and maintenance obligations begin and end as generally defined in Exhibit A (Fiber, Specifications, Demarcation, Maintenance, Acceptance and Acceptance Testing) and as specifically defined in any Product Order(s).

“Discovery” means detection of a discontinuity of signal transmitted over Fiber, or other evidence of a service interruption and as further set forth in Exhibit B (Service Interruption Credits).

“Electric Services” means electric power generation, transmission and distribution services and other services relating to the generation, transmission and distribution of electric power.

“Facilities” means manholes, conduit, innerduct, risers, collocation equipment and space, switching facilities, fiber termination equipment, splice cases, interconnection equipment, racks, or other equipment associated with Fiber.

“Fiber(s)” means fiber optic cable provided without electronics or optronics.

“Force Majeure” has the meaning given in Article 10 (Force Majeure).

“Installation Charge” means a one-time charge payable for the construction and installation of a Lateral Connection, Building Entrance or Facilities.

“Lateral Connection” means the Segments of Fiber and Facilities that connect from SRP Fiber to an off-network location.

“License Fee” means (i) the periodic recurring charges under Product Orders (excluding Maintenance Charges), or (ii) where the Parties have agreed that Licensee will pay all or any part of such recurring charges in a lump-sum payment payable on the Commencement Date, the up-front lump sum payments (excluding Installation Charges, Administration Charges and Connection Charges) and any periodic recurring charges (excluding Maintenance Charges) under Product Orders.

“LEC” means a Local Exchange Company (e.g., Qwest, and competitive local exchange companies or other carriers).

“Make Ready Work” means the Services, including but not limited to pre-design, design, splicing, testing and other related services, generally associated with reconfiguring or rerouting Fiber, interconnecting Fiber with Lateral Connections, and otherwise putting Fiber into service.

“Maintenance Charge” means a periodic recurring charge or a lump sum charge payable for maintenance of the Fibers.

“Method of Procedure (MOP)” means a standard operating procedure for conducting Scheduled Maintenance between and among SRP, Licensee and the LEC (if applicable) to be prepared by both Parties using the form (A-2) and procedures as referenced in Exhibit A (Fiber, Specifications, Demarcation, Maintenance, Acceptance and Acceptance Testing).

“Point-Of-Interconnection (POI)” means the location and Facilities where the Licensee Fiber System and SRP Fiber System meet and as further defined in Exhibit A (Fiber, Specifications, Demarcation, Maintenance, Acceptance and Acceptance Testing), and as specifically defined in an executed Product Order.

“Product Order” means an order for (i) Fibers, (ii) Lateral Connections, (iii) Make Ready Work, or (iv) other Services, executed from time to time by both Parties.

“Pro Rata Share” means a proportion equal to a fraction, the numerator of which is the number of Fibers and the denominator of which is all Fibers in the affected portion of a Segment. If this fraction varies over a particular Segment, then the Pro Rata Share shall be equal to the weighted average (weighted by length as set forth in SRP’s installation records) of the relevant portions. For example, if the fraction for one hundred (100) feet of the affected Segment is 0.1 and the fraction for the remaining fifty (50) feet of the affected Segment is 0.07, the weighted average for the entire Route would be 0.09.

“Right-Of-Way (ROW)” means SRP owned or controlled right of ways, easements, licenses or rights to use or occupy real property owned, licensed, or licensed by others, including corporations, railroads, individuals, or other entities, including a LEC.

“Scheduled Maintenance” means planned outages that may occur for the purpose of maintaining, repairing, or enhancing SRP’s electrical system or for Licensee defined maintenance work. Scheduled Maintenance will occur according to a mutually approved Method-of-Procedure and as further set forth in Exhibit A (Fiber, Specifications, Demarcation, Maintenance, Acceptance and Acceptance Testing).

“Segment” means Fiber delineated by specific end points (“Demarcation Points”).

“Services” means the provision of maintenance and repair of the Fibers, Make Ready Work, the construction of Lateral Connections, acquisition of Approvals, and other ancillary services provided or to be provided under Product Orders.

“Service-Affecting Condition” means a discontinuity on both paths of a diversely routed physical fiber ring causing loss of internal or external traffic, except that SRP Scheduled Maintenance or Force Majeure events that cause a loss of such traffic shall not constitute a Service Affecting Condition.

“Service Interruption Credit” has the meaning set forth in Exhibit B (Service Interruption Credits).

“Single Point of Failure” means any point where a single fiber cut would cause a Service-Affecting Condition.

“Specifications” means the Fiber specifications as set forth in Exhibit A (Fiber, Specifications, Demarcation, Maintenance, Acceptance and Acceptance Testing).

“Splice Point” means a point where the Licensee’s fiber network interconnects with SRP’s Fiber System.

“Taking” means the exercise of the power of eminent domain by any public or quasi-public authority, other than an exercise by SRP in accordance with statutory authority.

“Telecommunications Services” means all services delivered by Licensee including, without limitation, the two-way transmission of signals, messages, images, sounds, data and other information of any nature transmitted to customers, excluding the license of Fiber.

“Term” means the Initial Term and any renewal term of this Agreement as specified in Article 3.

ARTICLE 2. LICENSE; SCOPE OF AGREEMENT

2.1          Fiber. On the terms and conditions herein and in each Product Order, SRP licenses to Licensee, and Licensee licenses from SRP, the right to use the Fiber specifically described in each Product Order (the “Fiber”) and any equipment described in the Product Order as being licensed to Licensee. All right, title and interest in the Fiber and any Equipment shall at all times remain exclusively with SRP (or with any third party from whom SRP obtains the rights to the Fiber), except for the rights granted to Licensee to use the Fiber and Equipment under this Agreement and the applicable Product Order. Licensee may use the Fiber solely for providing Telecommunications Services, in accordance with applicable laws, rules, regulations, orders and other regulatory requirements, now or later in effect, of any governmental authority having jurisdiction over Licensee, the Fiber or the use thereof. This Agreement and the license granted hereunder are subject to termination or expiration as provided herein, and shall have no force or effect thereafter, except as provided in Section 2.3 (Product Orders) with respect to any Product Order that may continue to remain effective.

2.2          Agreement and Exhibits. This Agreement consists of the body of this Agreement, all executed Product Orders, and the following attached Exhibits:

Exhibit A	Fiber, Specifications, Demarcation, Maintenance, Acceptance & Acceptance Testing
Exhibit B	Service Interruption Credits
Exhibit C	Product Order Process
Exhibit D	Fee and Charges Schedule
Exhibit E	SRP Representative Costs & Loadings
Exhibit F	Telecom Canal Bank License

2.3          Product Orders. From time to time during the term of this Agreement, the Parties may execute Product Orders under which SRP will license Fibers to Licensee and SRP will provide such other Services related to the Fibers as may be specified in the Product Order. The term of a given Product Order may extend beyond the term of this Agreement, in which case the provisions of this Agreement shall continue to apply for the remaining term of any Product Order. The Parties shall generally follow the Product Order Process set forth in Exhibit C (Product Order Process) when requesting, or responding to requests for quotations for the purposes of licensing Fiber or related Services under this Agreement. The execution of this Agreement does not obligate either Party to execute a Product Order.

2.4          Conflicts Between Product Order, Agreement, or Exhibits. If there is an inconsistency or conflict between the terms contained in this Agreement or any Exhibit to this Agreement and the terms contained in a Product Order, the terms in this Agreement or the Exhibit will govern unless (a) the Product Order clearly identifies the specific provision of the Agreement that the Parties intend to amend or modify, and (b) the Product Order sets forth the specific amendment or modification. If there is an inconsistency or conflict between the body of this Agreement and the terms contained in an Exhibit, the terms in the body of this Agreement will govern.

2.5          Property of the United States. Licensee acknowledges that SRP manages certain properties owned by the United States of America, such as SRP canal banks. Notwithstanding anything to the contrary in this Agreement, if any Segment of Fiber is located on U.S.A. property, the license grant under this Agreement and any Product Order executed hereunder is, with respect to such Segment, subject to the paramount rights of the U.S.A., federal reclamation law and all existing and future agreements concerning such properties among the U.S.A., SRP and the Salt River Valley Water Users’ Association. In addition, Licensee shall be required to execute a separate license agreement in substantially the form approved by the U.S.A. for each Segment of Fiber located on U.S.A. Property. If there is any conflict or inconsistency between the provisions of this Agreement and the provisions of the U.S.A. -approved license, the latter shall govern and prevail with respect to any Segment of Fiber located on U.S.A. Property.

ARTICLE 3. TERM

This Agreement becomes effective as of the date on which it has been signed by both Parties (the “Effective Date”) and shall continue for a term of two (2) years (the “Initial Term”), unless sooner terminated under this Agreement. After the Initial Term, this Agreement shall be automatically renewed for successive one year periods unless either Party provides written notice of non-renewal to the other Party not more than sixty (60) days and not less than thirty (30) days before the expiration of the Initial term or the then-current renewal term. If at any time this Agreement is not renewed, the terms of this Agreement (as were most recently in effect) shall remain effective with respect to and so long as any Product Order remains effective.

ARTICLE 4. FEES, CHARGES, PAYMENT TERMS AND CREDITS

4.1          Fees and Charges. SRP shall invoice Licensee, and Licensee shall pay as applicable the License Fees, Administration Charges, Installation Charges, Connection Charges, Maintenance Charges and any other charges payable by Licensee and listed in each Product Order in accordance with the terms and conditions of this Article 4, the applicable Product Order and as described in Exhibit D (Fees and Charges Schedule). SRP shall issue invoices at the times stated in this Agreement or the applicable Product Order. Licensee shall pay each invoice within thirty (30) days after the date of the invoice. Payment of all fees and other payments required herein shall include the remittance invoice, or reference to the SRP invoice number.

SRP shall send invoice to Licensee at the following address:

Mountain Telecommunications of Arizona, Inc.
1430 W. Broadway, Ste. A206
Tempe, Arizona 85282

All payments shall be sent to one of the following addresses:

If by U. S. Postal Service:	If by other means of delivery, the physical address is:

SRP 9	SRP Telecom Department
Attn: MARS	PAB 353
P. O. Box 52019	1600 N. Priest Drive
Phoenix, AZ 85072-201	Tempe AZ 85281

4.2          Late Payment Fees. Any payment required hereunder shall be delinquent if it is not paid in full by the due date, except to the extent Licensee disputes the invoice in accordance with Section 4.3. If any payment is delinquent, Licensee shall pay SRP a monthly late payment fee equal to One and One-Half Percent (1 1/2%) of any delinquent amount or the highest interest rate permitted by law, whichever is less. The monthly late payment fee shall be due and payable on the first day of delinquency and on the same day of each month thereafter until all delinquent amounts (including late payment fees) are paid in full.

4.3          Payment Disputes. In the event of a billing dispute, the disputing Party shall promptly give written notice of the dispute to the other Party. The Parties shall first attempt to resolve the dispute within ten (10) calendar days after such notice through meetings between the respective representatives of the Parties and any other representatives of a Party deemed necessary by that Party for these discussions. If such first attempt is unsuccessful in resolving the dispute, the Parties agree to escalate negotiations to the next level according to each Party’s chain of command. This will be accomplished upon written notice from one Party to the other, and upon the determination of a reasonable mutually agreed schedule and timetable for such negotiation. If unsuccessful, or if thirty (30) calendar days have passed since the initial notice of the dispute, the Parties may jointly agree to submit the matter to non-binding mediation upon mutually agreeable terms. The mediator will be requested to conclude such mediation no later than thirty (30) days following the mediator’s appointment. If the Parties are unable to agree to mediate the dispute within sixty (60) days after the initial notice of the dispute, either may exercise any rights or remedies available under this Agreement or otherwise available at law or in equity. During dispute resolution proceedings, the Parties shall continue to perform their obligations under this Agreement except for those obligations directly related to the pending dispute.

In the event that a dispute is resolved against Licensee and Licensee has withheld payment, Licensee shall pay such amounts plus interest equal to one and one-half percent (1 1/2%) monthly beginning from the date first due until paid in full. In the event that the dispute is resolved in favor of Licensee and Licensee has made payment, SRP shall credit such amounts plus interest equal to one and one-half percent (1 1/2%) monthly.

4.4          Security Deposits. In the event a Product Order contains recurring charges (monthly or annual), then at any time during the term of such Product Order, SRP may, in its reasonable discretion, require Licensee to pay a security deposit (“Deposit”) to SRP, to secure timely payment of amounts due and full performance of other Licensee obligations under this Agreement or any Product Order. If required, the Deposit shall be in an amount equal to the total recurring amounts payable by Licensee under this Agreement and all Product Orders pro-rated to cover a three-month period. SRP shall give written notice to Licensee of a Deposit requirement, and Licensee shall remit the Deposit amount to SRP within ten (10) days of Licensee’s receipt of the notice, or by such later date as may be stated in the notice. Licensee acknowledges that SRP uses a proprietary credit scoring system to evaluate the creditworthiness of its customers, and periodically reviews such credit ratings (currently semi-annually). If, after a Deposit is required, Licensee’s credit rating score improves to the point that it meets SRP’s requirements, SRP will eliminate the Deposit requirement and refund to Licensee any Deposit and accrued interest. SRP may reinstate the Deposit requirement at any time the Licensee fails to meet SRP’s credit requirements. If SRP applies all or any part of the Deposit to Licensee’s obligations, Licensee shall restore the Deposit to its original amount within ten (10) days after SRP notifies Licensee of such application. The Deposit shall earn interest at the standard rate established by SRP for deposits held for its electric customers. The interest rate is based on CD rates at local banks, and is adjusted each December 31. The rate for calendar year 2005 is 0.77%. All accrued interest shall be credited to Licensee as of December 31 of each year or upon refund of the deposit, whichever occurs first. If not returned sooner, SRP will return the Deposit to Licensee upon expiration or termination of the applicable Product Order after first applying the Deposit and accrued interest to any remaining amounts owed to SRP under this Agreement, the applicable Product Orders, or both.

4.5          Taxes, Charges and Expenses. If Licensee claims an exemption from any sales tax, transfer tax,. use tax, gross receipts tax, excise tax, business and occupation tax, or other similar Federal, state and local taxes or charges, including any charge for the use of city or federal property or any franchise or other similar fee, (but excluding taxes imposed on SRP’s net income) imposed by any governmental authority upon SRP or Licensee in connection with any payments due from Licensee to SRP under this Agreement or under any Product Order, or as a result of this Agreement or any Product Order, or imposed upon or with respect to the Fiber (collectively, “Taxes”), Licensee shall provide a written notice of such claim of exemption to SRP. If no exemption applies, or if any claim of exemption made by Licensee is disallowed, Licensee shall pay or reimburse SRP, as applicable, for any and all Taxes, which shall include any and all interest related to Taxes assessed SRP due to disallowance of Licensee’s claimed exemption.

4.6          Service Interruption Credits. SRP agrees to provide Service Interruption Credits to Licensee according to the provisions in Exhibit B (Service Interruption Credits).

ARTICLE 5. MAINTENANCE, REPAIR AND OPERATIONS

5.1.         General. SRP will perform all maintenance and repairs of Fibers in accordance with the standards and terms of Exhibit A (Fiber, Specifications, Demarcation, Maintenance, Acceptance and Acceptance Testing).

5.2          Demarcation Points. Demarcation Points define the respective ownership and maintenance responsibilities and obligations of the Parties. The Parties’ obligations with respect to Demarcation Points are generally set forth in Exhibit A (Fiber, Specifications, Demarcation, Maintenance, Acceptance and Acceptance Testing), and specifically defined in attachments to each Product Order.

5.3          Acceptance of Fiber. Acceptance of Fiber will occur according to Product Orders and the provisions of Exhibit A (Fiber, Specifications, Demarcation, Maintenance, Acceptance and Acceptance Testing)

5.4          Services. The Parties contemplate adding Lateral Connections, modifying network topologies and other Services, from time to time, to make use of Fiber. All Services shall be specified in an executed Product Order. Licensee acknowledges that due to electric safety concerns, only SRP can perform Make Ready Work. SRP will provide such Services according to an executed Product Order.

5.5          Lateral Connections. If an executed Product Order specifies that Licensee shall provide a Lateral Connection to SRP Fiber, Licensee shall comply with the following:

(a)           Licensee shall provide the appropriate Demarcation Points and Facilities in either public ROW, or in a private easement obtained by Licensee, at the closest available location to the SRP Splice Point designated by SRP.

(b)           SRP shall provide interconnection Services and Facilities (e.g., fiber termination cabinet, conduit, fiber, fiber splicing) on its ROW between the SRP Splice Point and the Demarcation Point at its Installation Charge as specified in the applicable Product Order.

(c)           Licensee shall be solely responsible for obtaining all Approvals applicable to such Lateral Connections, and this provision shall not be construed as a grant by SRP or an undertaking or agreement by SRP to grant any easement, license or other right of way on lands owned or controlled by SRP.

5.6          Substitution. Upon not less than sixty (60) days written notice from SRP to Licensee, SRP may, at its option, substitute for the Fibers within any Segment or Segments or Route, or any portions thereof, an equal number of alternative Fibers within such Segment or Segments or Route, or any portions thereof, provided that in such event, such substitution; (i) shall be at the sole cost of SRP; (ii) shall use Fiber meeting or exceeding the Specifications, and be tested in accordance with the Acceptance provisions; (iii) shall not change any Demarcation Points; (iv) shall not cause a Service Affecting Condition, and (v) shall be effected according to Scheduled Maintenance standards and procedures and to an approved MOP, Licensee’s approval of which will not be unreasonably withheld.

At any time during the Term, Licensee may submit a Request for Quote pursuant to Exhibit C (Product Order Process) requesting SRP to replace a Segment of Fiber under an existing Product Order with a different Segment or additional Fiber strands on an existing Segment (“Replacement Fiber”). SRP shall be under no obligation to enter into a Product Order to provide Replacement Fiber. If Licensee notifies SRP in writing that the Request for Quote is being submitted because of an early termination of service by Licensee’s customer, SRP will use commercially reasonable efforts to accommodate Licensee’s request for Replacement Fiber, provided that (i) SRP has excess fiber available, (ii) the Replacement Fiber is substantially equivalent to the replaced Fiber in terms of total route miles, strand miles, configuration and Facilities, and (iii) Licensee shall pay for any necessary and appropriate Services required to be performed by SRP in connection with the decommissioning of the replaced Fiber and the commissioning of the Replacement Fiber, as specified in the Product Order. Licensee shall continue to pay the related portion of the License Fee (the “Original License Fee”) until the earlier of (i) the date that SRP delivers the Replacement Fiber; or (ii) the Delivery Date agreed to by the Parties for the Replacement Fiber. Upon the date that SRP delivers the Replacement Fiber, Licensee shall begin paying the related License Fee for the Replacement Fiber as specified in the Product Order.

5.7          Best Interest of SRP’s Electric System. Notwithstanding any provision of this Agreement, SRP reserves the right to act in the best interest of its primary function as an electrical utility provider. As such, electrical utility events may dictate emergency Fiber outages. SRP will work with Licensee to minimize any Service Affecting Conditions. Licensee acknowledges that for safety reasons, normal electrical utility line work occurs during daylight and normal business hours. This Section 5.7 shall not be construed to (i) relieve SRP of its obligations to provide Service Interruption Credits under Article 4 (Fees, Charges, Payment Terms and Credits) or (ii) to permit SRP to unilaterally amend or terminate this Agreement or any Product Order hereunder.

ARTICLE 6. ACCESS TO FACILITIES

6.1          Installation Rights. To the extent that any Product Order provides for SRP to do any installation of Fiber or Facilities or to perform Services on the property of an owner other than Licensee (an “Owner”), Licensee and/or SRP will need to secure access for SRP to the Owner’s property identified in the Product Order (the “Property”) and any buildings on the Property (the “Buildings”). If new easements or rights of way are necessary for the installation, Licensee shall make reasonable efforts to obtain and grant an access easement, license or right of way, and/or will cooperate with SRP in obtaining same from any necessary other Party or governmental authority, on terms satisfactory to Owner, Licensee and SRP in their reasonable discretion. If SRP elects not to secure access, Licensee shall make reasonable efforts to secure the access, and

SRP shall not be responsible for any inability to obtain or any delay in obtaining such access. Upon obtaining access to the Property and Buildings, Licensee and its successors and assigns shall be obligated to (i) provide SRP with the documentation showing the terms and conditions of the access grant, and (ii) grant to SRP and its agents and third party contractors the non-exclusive right to conduct such installation on the Property, in the Buildings, and on or within any like Facilities or property of Licensee. SRP shall have no obligation to perform an installation unless all necessary rights are granted by Owner and/or Licensee and any other Party as SRP deems necessary, and, if access rights have been secured by Licensee, it has provided SRP with the documentation of the access grant.

6.2          Access to Property, Buildings and Facilities. Upon execution of a Product Order that provides for an installation of Fiber or Facilities or to perform Services, Licensee shall, as described in Section 6.1 above, provide SRP with access to the Property, Buildings and Facilities (“Access”) for purposes of planning the installation. Throughout the term of this Agreement and upon reasonable notice under the circumstances, Licensee shall provide Access from time to time to SRP and its agents and third party contractors, employees, officers, lessees and authorized vendors, in connection with the construction, installation, modification, operation, maintenance, repair, update, disconnection, replacement and removal of the installation and equipment. Licensee shall cooperate with SRP to secure Access for SRP (at no charge) to the Property, Buildings, Facilities and the equipment, Facilities and buildings of Licensee’s customers, and space therein for SRP racks and other equipment as necessary for SRP to perform its obligations under this Agreement.

6.3          Scope and Design. To the extent that a Product Order provides for SRP to do any installation, SRP shall provide Owner and Licensee with technical drawings showing the planned path for installation of conduit and fiber optic cable, connection points and the other initial Equipment to be installed on the Property and in the Buildings or other Facilities (the “Preliminary Drawings”). The final drawings shall be satisfactory to Owner and Licensee, in their reasonable discretion (the “Approved Drawings”). The Preliminary Drawings and the Approved Drawings shall be added as Exhibits to the Product Order. Conduit shall generally be installed in rights of way on the Property. Upon completion of the Installation, SRP shall provide Owner and Licensee “field installation record” drawings of the Installation, and on request will provide them with updated drawings to show subsequent changes made.

6.4          Installation on Site and in Buildings. To the extent that a Product Order provides for SRP to do any installation, the installation shall be performed at no cost to Owner and shall substantially conform to the specifications in the Approved Drawings. No material alterations to the Approved Drawings and no material alterations to the Buildings shall be made without the prior written consent of Owner and Licensee, in their reasonable discretion. SRP shall seek to minimize, and shall give two (2) business days prior notice of interference with other construction activities and normal business operations of building owners and tenants. Owner and Licensee will also seek to minimize, and shall give two (2) business days prior notice of interference with SRP’s Installation.

ARTICLE 7. PROPERTY RIGHTS AND OBLIGATIONS

7.1          Encumbrances. Licensee shall not create or grant any lien, encumbrance, security interest or other property interest against any of the Fiber.

7.2          Maintain Property Rights. Subject to the provisions of Section 8.2 (Relocation), the Parties shall timely perform all of their respective obligations pertaining to the use of such Fiber, in accordance with all applicable terms and conditions of the grants and property conveyances by which it holds a property interest therein, and shall take such other actions as may reasonably be necessary to prevent the lapse, forfeiture or termination of any such property interests.

7.3          Defense of Property Interest. Should the right of either Party to use, in accordance with the terms and conditions of this Agreement, any Fiber be challenged by the holder or alleged holder of a property interest in such Right of Way or Building Entrance, excluding property owned by the United States, the Parties shall defend the right to so use the Fiber. The Parties shall take all actions and execute such additional documents as are deemed reasonably necessary in connection with the establishment or defense of the challenged rights. Neither Party makes a warranty to the other regarding the adequacy of any property rights that support the installation or use of any Fiber.

7.4          Franchise Rights and Licensing Costs. Each Party shall each be responsible for all franchises and licenses as may be necessary for its operations.

7.5          Liens. In the event any of the Fiber becomes subject to any mechanics’, artisans’ or materialmen’s lien, the responsible Party shall promptly cause the same to be discharged and released of record (by payment, posting of bond, court deposit or other means) without cost to the other. The responsible Party shall indemnify the other against all costs and expenses (including reasonable attorney fees) reasonably incurred in discharging and releasing such lien. If any such lien is not so discharged and released within ninety (90) days after notice thereof by the responsible Party, then one Party may pay or secure the release or discharge thereof at the expense of the responsible Party. Nothing in this Agreement shall preclude either Party from contesting any lien described above or the contract or action upon which the same arose after the same shall have been bonded or otherwise released of record, as provided above.

ARTICLE 8. CONDEMNATION AND RELOCATION

8.1          Taking. Should any portion of the Fiber be made the subject of a Taking, the License granted to Licensee under the terms of this Agreement with respect to the Affected Portion, to the extent appropriated by such Taking, shall terminate. SRP shall notify Licensee immediately of any Taking threatened or filed against any portion of the Fiber. In addition, SRP agrees not to sell or convey any portion of the Fiber to such acquiring authority in lieu of condemnation without giving prior notice to and the opportunity to Licensee to participate in the negotiations with respect to such conveyance. In the proceeding for any such Taking (or an involuntary discontinuance of the use of a Segment in anticipation of a Taking), the interests of Licensee and SRP in and to the Affected Portion of the Segment shall be severed. Any awards resulting from the proceeding shall be allocated between and payable in accordance with the respective interests of Licensee and SRP (both physical and occupational, including any incremental value of the Right of Way by virtue of the installation therein of the Fiber).

8.2          Relocation. SRP may relocate all or any portion of the Fiber: (i) if a third party with legal authority to do so orders such relocation or exercises its power of eminent domain (e.g., through filing or threatening to file a condemnation suit), or (ii) in order to comply with applicable laws, or (iii) if SRP determines that relocation is necessary or desirable for the operation of its business. Any relocation or portion thereof made pursuant to clause (ii), which is necessary to comply with laws that were in effect at the time of Fiber Acceptance, or any relocation or portion thereof made pursuant to clause (iii), shall be considered a “Voluntary Relocation”.

In the case of a Voluntary Relocation, SRP will reimburse Licensee for any reasonable direct costs incurred by Licensee as a result of the relocation, provided that, upon request by SRP, Licensee shall provide supporting documentation of such costs. SRP shall have the right to direct such relocation or Voluntary Relocation, including, but not limited to, the right to determine the extent of, the timing of, and methods to be used for such relocation provided that any such relocation: (a) shall be constructed in accordance with the specifications and requirements set forth in this Agreement; and (b) shall not unreasonably interrupt service or use of Licensee’s Fiber. SRP shall deliver to Licensee updated route and access point maps and ring diagrams with respect to a relocated portion of the Fiber not later than one hundred eighty (180) days following the completion of such relocation. Voluntary Relocation of the Licensed Fiber will be at SRP’s sole expense and SRP will give Licensee at least one hundred eighty (180) days prior written notice of any such Voluntary Relocation.

For relocations other than Voluntary Relocations, SRP will give Licensee at least one hundred eighty (180) days (or such lesser period of notice that SRP may have received) prior written notice of any such relocation and such notice shall include an estimate of the costs which are likely to be incurred in connection with such relocation. Licensee will have the option, exercisable in writing within fifteen (15) days after receipt of written notice of such relocation from SRP, to participate in the relocation with respect to the affected Segment. In the event that Licensee chooses not to participate in the relocation, then Licensee will be permitted (at Licensee’s cost) to connect into the remaining Segments at mutually agreeable Splice Points. If Licensee chooses to participate in the relocation, Licensee shall reimburse SRP (to the extent SRP has not been reimbursed by third Parties requiring said relocation) for a Pro Rata Share of the costs incurred by SRP for relocating the Fiber and any amounts that SRP is contractually required to pay any third party Facility Owner (provided such third party costs were identified in SRP’s cost estimate), provided that, upon request by Licensee, SRP shall provide supporting documentation of all such costs and amounts.

ARTICLE 9. CONFIDENTIALITY

All information furnished by the Parties to each other, or by or to their respective representatives, whether or not reduced to writing or specifically identified as non-public, confidential, or proprietary, and all analyses, compilations, data, studies, or other documents prepared by the Parties containing, or based in whole or in part on, any such furnished information, or reflecting review of, or interest in, all or part of such information, and the existence and terms of this Agreement, are hereinafter collectively referred to as the “Information.” As used in this Agreement, a “representative” of the Party shall mean any and all directors, officers, employees, agents or representatives, including, without limitation, attorneys, accountants, consultants and financial advisors of a Party. In consideration of being furnished with the Information, the recipient of such Information agrees that:

(a)           Nondisclosure. The Information will be kept confidential and will not, without the prior written consent of the Party providing the information, be disclosed by the other Party or any of its representatives, in any manner whatsoever, in whole or in part, and will not be used by a Party or any of its representatives directly or indirectly for any purpose other than activities contemplated by this Agreement. Moreover, the recipient will transmit the Information only to those representatives who need to know the Information for the purpose of performing or exercising such Party’s obligations and rights under this Agreement, who have been informed of the confidential nature of the Information, and who have agreed to be bound by the terms of this Agreement.

(b)           Authorized Disclosure. Without the prior written consent of the other Party, neither Party or its representatives will disclose to any other person the fact that the Information has been made available, or any of the terms, conditions or other facts with respect to this Agreement, except as required by law and then only with prior written notice given, as soon as possible, to the other Party and in compliance with the provisions of Section 17.3 (Notices) of this Agreement. The term “person” as used in this Agreement shall be interpreted broadly to include, without limitation, any corporation, company, group, partnership or individual.

(c)           Nonconfidential Information. This Article (Confidentiality) shall be inoperative as to any portion of the Information which: (1) is or becomes generally available to the public other than as a result of a disclosure by the recipient or its representatives; (2) becomes available to a Party in good faith from a third-party not subject to a confidentiality obligation to the disclosing Party; or (3) was known to a Party on a nonconfidential basis prior to its disclosure by the other Party or one of its representatives.

(d)           Compelled Disclosure. In the event that either Party or anyone to whom the Party transmits the Information relating to this Agreement is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or any similar process) to disclose any of the Information, the Party so compelled will provide prompt written notice of such event to the other Party so that the notified Party may seek a protective order or other appropriate remedy, waive compliance with the provisions of this Agreement or both. In the event that such protective order or other remedy is not obtained or that the notified Party waives compliance with the provisions of this Agreement, the legally compelled Party will furnish only that portion of the Information which is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

(e)           Public Records Law. Licensee understands that SRP is or may be subject to in the future, public records disclosure laws, and that these laws will govern the disclosure responsibilities of SRP notwithstanding the terms of this Agreement. SRP agrees that to the extent reasonably practical, it will notify the Licensee of any public records requests of any part of the Information, and will give the other Party a reasonable opportunity to contest the public records request.

(f)            Equitable Relief. A Party shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any breach or threatened breach of the provisions of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by a Party or its representatives, but shall be in addition to all other remedies available by law or equity. For purposes of equitable relief, the Parties agree that breach of the provisions of this Agreement may subject the disclosing Party to irreparable harm and injury.

(g)           Ownership of Information. The Information acquired from the disclosing Party or any of its representatives shall be and shall remain the exclusive property of the disclosing Party. Neither the disclosure of Information, nor the execution of this Agreement shall be construed as a license or other authorization to the Party receiving Information to make use of or sell the Information or products derived from the Information, or to make use of it in any way that damages or competitively disadvantages the disclosing Party.

ARTICLE 10. FORCE MAJEURE

Notwithstanding anything in this Agreement to the contrary, neither SRP nor Licensee shall be liable or responsible for a delay or failure in performing or carrying out any of its obligations (other than obligations to make payments) under this Agreement caused by force majeure. For purposes of this Agreement force majeure shall mean any cause beyond the reasonable control of SRP or

Licensee, as applicable, or beyond the reasonable control of any of their respective contractors, subcontractors, suppliers or vendors, including without limitation:

A.            Acts of God, including, but not necessarily limited to, lightning, earthquakes, adverse weather of greater duration or intensity than normally expected for the job area and time of year, fires, explosions, floods, wind, other natural catastrophes;

B.            Sabotage, acts of a public enemy, acts of government or regulatory agencies, wars, blockades, embargoes, insurrections, riots, or civil disturbances;

C.            Labor disputes, including, but not necessarily limited to, strikes, work slowdowns, work stoppages, or labor disruptions, labor or material shortages, or delays or disruptions of transportation;

D.            Orders and judgments of any federal, state or local court, administrative agency or governmental body;

E.             The adoption of or change in any federal, state or local laws, rules, regulations, ordinances, permits or licenses, or changes in the interpretation of such laws, rules, regulations, ordinances, permits or licenses, by a court or public agency having appropriate jurisdiction after the date of the execution of this Agreement; or

F.             Any suspension, termination, interruption, denial or failure to issue or renew by any governmental authority or other Party having approval rights of any approval required or necessary hereunder for construction, installation or operation of any Fiber and equipment or for either Party to perform its obligations hereunder, except when such suspension, termination, interruption, denial or failure to issue or renew results from the negligence or failure to act of the Party claiming the occurrence of an event of force majeure.

If either SRP or Licensee is rendered unable to fulfill any of its obligations under this Agreement by reason of force majeure, such Party shall promptly notify the other and shall exercise due diligence to remove such inability with all reasonable dispatch; provided, that nothing contained in this paragraph shall be construed as requiring SRP or Licensee to settle any strike, work stoppage or other labor dispute in which it may be involved, or to accept any permit, certificate, license or other approval on terms deemed unacceptable to such Party, or to enter into any contract or other undertaking on terms which the Party deems to be unduly burdensome or costly.

11. LICENSEE WARRANTY OF LAWFUL RIGHT TO USE

Licensee hereby warrants and represents to SRP that it is, and shall remain at all times during the term of this Agreement and any Product Order, fully licensed by all governmental entities with jurisdiction over its activities, shall have all permits or authorizing documentation required thereby, and that its use of the Fiber and any related equipment as provided herein shall be lawful in all respects.

ARTICLE 12. LIMITATION OF LIABILITY; WARRANTY DISCLAIMERS

Except to the extent specifically provided elsewhere in this Agreement, including without limitation Exhibit A attached hereto, SRP shall not be liable for any service interruption in SRP’s Fiber Network, the Fiber, another provider’s network being used to provide Fiber (a “Service Interruption”) caused because of reasonable maintenance of SRP’s Fiber Network or its communications or electric systems in the ordinary course of business, unless the Service Interruption is caused as a result of a material deviation from the MOP, SRP’s failure to obtain a MOP when required under this Agreement, or SRP’s negligence or intentional wrongful conduct. If a Service Interruption is caused as a result of a material deviation from the MOP, SRP’s failure to obtain a MOP when required under this Agreement, or SRP’s negligence or intentional wrongful conduct, SRP’s liability shall be limited to providing Service Interruption Credits. Except for a breach of a Party’s confidentiality obligations or in the case of personal injury or death, in no event will either Party have liability to the other or its customers for consequential, exemplary, special, incidental, indirect and/or punitive damages, even if such Party has been advised of the possibility of such damages, including without limitation, loss of actual or anticipated profits or revenue, loss by reason of shut-down, loss of use or Interest, non-operation or increased expense of manufacturing or operation, or any costs, labor or materials required for reconstruction or repairs. The liability and damages limitations in this Section apply to all causes of action, including without limitation breach of contract, warranty, negligence, strict liability, misrepresentation and any torts. SRP EXPRESSLY DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 13. INDEMNIFICATION

13.1        By Licensee. To the fullest extent permitted by law, Licensee shall indemnify, hold harmless, and defend SRP and the Salt River Valley Water Users’ Association, members of their governing bodies, directors, officers and employees, for, from and against all claims, damages, losses, and expenses (including, but not limited to, attorneys’ fees) arising out of or resulting from the use of the Fiber and any Equipment, or any condition created in or about the Property, Buildings and Facilities, including without limitation any accident, injury, or damage whatsoever occurring on or in the Property, Buildings and the Facilities, to the extent that any such claim, damage, loss, or expense is caused by any act or omission of Licensee, or its employees and agents. The agreement whereby Licensee agrees to hold SRP and the Association harmless shall include latent defects

In addition, Licensee shall indemnify, hold harmless, and defend SRP and the Salt River Valley Water Users’ Association, members of their governing bodies, directors, officers and employees for, from and against all claims, damages, losses, and expenses (including, but not limited to, attorneys’ fees) arising out of or relating to the following:

(a) The use or provision of services or the content of any transmission; or

(b) Any claim for interruption of service or in respect of service quality.

Licensee shall have charge of all such proceedings and shall reimburse to SRP any amount that SRP is required to pay for any such damage, injury or claim, including, but not limited to costs, attorney’s fees and other expenses incurred in connection with any such damage, injury or claim, the investigation thereof, or defense. The obligation of indemnity by Licensee shall not apply to claims by SRP employees that are covered by workers’ compensation insurance.

13.2        By SRP. Subject to the limitations of Article 12 (Limitation of Liability; Warranty Disclaimers), to the fullest extent permitted by law, SRP shall indemnify, hold harmless, and defend Licensee and its directors, officers and employees, for, from and against all claims, damages, losses, and expenses including, but not limited to, attorneys’ fees arising out of or resulting from the use of the Fiber and Equipment, or any condition created in or about the Property, Buildings and Facilities, or any accident, injury, or damage whatsoever occurring on or in the Property, Buildings and Facilities, provided that any such claim, damage, loss, or expense is caused solely by any act or omission of SRP, or its employees and agents. The agreement whereby SRP agrees to hold Licensee harmless shall include latent defects. SRP shall have charge of all such proceedings and shall reimburse to Licensee any amount that Licensee is required to pay for any such damage, injury or claim, including, but not limited to costs, attorney’s fees and other expenses incurred in connection with any such damage, injury or claim, the investigation thereof, or defense. The obligation of indemnity by SRP shall not apply to claims by Licensee employees that are covered by workers’ compensation insurance.

13.3        Mutual Indemnification. SRP and Licensee agree to defend, indemnify and hold harmless the other and the other’s directors, officers, employees, agents and affiliates against and from any claim, loss, liability, demand, lawsuit, action of any kind, and costs (including reasonable attorneys’ fees and costs) arising from any breach by the indemnifying Party of any representation, warranty or agreement contained in this Agreement.

ARTICLE 14. DEFAULT

In the event that either Party fails to comply with any provision of this Agreement, which default shall not have been cured by the defaulting Party within thirty (30) days of receipt of written notice from the other Party specifying the nature of such default, then the non-defaulting Party may at any time thereafter pursue any available remedy at law or in equity; provided however, in the case of default which cannot reasonably be cured within thirty (30) days, the defaulting Party shall be granted such additional time as is reasonably necessary to cure such default in the sole judgment of the non-defaulting Party (not to exceed sixty (60) days after receipt of the written notice of default). Without limiting the generality of the foregoing, in the event Licensee fails to cure a material default within the cure period set forth above, SRP shall, prior to exercising any remedy pursuant to this Agreement or at law other than injunctive relief or specific performance, initiate the dispute resolution provisions provided in Section 17.11 of this Agreement. In the event the dispute is not resolved to both parties’ satisfaction within 90 calendar days following SRP’s written notice of the dispute, SRP may (1) terminate this Agreement and/or any or all of the Product Orders; or (2) suspend SRP’s performance and/or exclude Licensee from use of the Fiber and any Equipment under any or all of the Product Orders. SRP shall have no liability of any kind to Licensee or to any third parties for any claims, charges, fees, assessments, or penalties of any kind for any loss or damage suffered as a result of such action, and Licensee agrees to indemnify and hold harmless SRP for, from, and against any claim of any kind by any person, entity or governmental agency for damages, penalties, fees, assessments, levies, or other damages of any kind (including, without limitation, attorneys’ fees) arising directly or indirectly out of SRP’s exclusion of Licensee from the use of the Fiber and any Equipment pursuant to this Article. Any remedies set forth in this Agreement are cumulative and are in addition to any other rights or remedies available at law or in equity. Failure by a Party not in default to pursue a remedy shall not be deemed a waiver thereof.

ARTICLE 15. OTHER TERMINATION EVENTS

15.1        Regulatory Status. SRP shall provide Licensee with as much prior written notice as is reasonably practicable under the circumstances in the event of any change in SRP’s legal or regulatory status or the legal interpretation thereof by a court of competent jurisdiction that prohibits, restricts or otherwise prevents SRP from performing its obligations under this Agreement (“Regulatory Notice.”) After receipt of the Regulatory Notice, the Parties will negotiate in good faith to modify the terms of this Agreement to conform to such change so as to provide Licensee as far as is practicable with the benefits of this Agreement. If after ninety (90) days, the negotiations fail, SRP or Licensee may in its sole discretion terminate this Agreement and/or any affected Product Order(s) without further liability to either Party except as provided for under this Article 15.

15.2        Underlying Rights. In the event of any changes in underlying rights of way, permits or rights to use fiber optic cable and/or equipment or Facilities pursuant to agreements between SRP and third parties, resulting in SRP’s loss of rights which it deems necessary to provide the License hereunder, either party may in its sole discretion terminate this Agreement and/or any affected Product Orders; provided, however, that SRP shall promptly give Licensee written notice of any event, action or proceeding that SRP believes may result in SRP’s loss of rights which it deems necessary to provide the License hereunder.

15.3        Conditional Release. In the event of termination under Sections 15.1 or 15.2, Licensee will be released from any future obligations under this Agreement, if terminated, or under any Product Order, if terminated, provided however, that Licensee shall remain obligated for all obligations that arose prior to such termination.

ARTICLE 16. ASSIGNMENT AND OTHER TRANSFERS

16.1        Assignment and Sublicensing. This Agreement and the rights granted under this Agreement are being granted in reliance on the financial standing and business or technical experience of Licensee and are thus granted personally to Licensee by SRP. Neither Party may assign or sublicense any right under this Agreement, whether in whole or in part, without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign its rights in this Agreement in whole or in part without the consent of the other Party to an Affiliate or to any entity into which a Party may be merged or consolidated or which purchases all or substantially all of the assets of such Party; provided that the assignee agrees in writing to assume and be bound by all of the terms and conditions of this Agreement and the applicable Product Order(s) from and after the date of the assignment; and provided further that such assignment shall not relieve the assigning Party of any of its obligations under this Agreement. Any attempted transfer, assignment or sublicense in violation of the foregoing shall be null and void.

In addition, Licensee agrees to notify SRP when a material change in the Licensee owned optical equipment, supported by the Fiber, occurs. Such notification shall be for informational purposes only, and the Parties expressly agree that Licensee’s failure so to notify SRP shall not constitute an Event of Default under this Agreement or give rise to any rights or remedies in favor of SRP against Licensee.

16.2        Mergers and Acquisitions. Notwithstanding any provision of this Agreement to the contrary, neither Party shall be restricted or prohibited by this Agreement from participating in or completing any mergers with or acquisitions of businesses similar to or comparable in nature with the business in which they are now engaged (including without limitation bulk sale or purchase of assets), provided that the successor by merger or purchase to the Party shall be subject to the terms, covenants and conditions of this Agreement and shall assume or by operation of law be deemed to have assumed all obligations of the Party hereunder.

ARTICLE 17. GENERAL PROVISIONS

17.1        Attorneys’ Fees. If it becomes necessary for either SRP or Licensee to employ an attorney to enforce compliance with any term or condition of this Agreement, the prevailing Party shall be entitled to reimbursement from the other Party for reasonable attorneys’ fees, as determined by the court, and reasonable costs and expenses incurred in such enforcement.

17.2        Successors. The provisions hereof shall extend to and bind the successors and permitted assigns of the Parties hereto.

17.3        Notices. Unless otherwise provided in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed duly given and received (i) if personally delivered, on the date of delivery, (ii) if mailed, three (3) days after deposit in the United States mail, registered or certified, return receipt requested, postage prepaid and addressed as provided below, (iii) if by courier delivery service providing overnight or next-day delivery, on the next business day after deposit with such service, or (iv) upon confirmation of receipt of a facsimile transmission or e-mail, addressed as follows:

If to SRP:

Salt River Project Agricultural Improvement and Power District
1600 North Priest Drive
Tempe, Arizona 85281
Attn: Corporate Secretary
Telecopy Number (602) 236-2188
Telephone Number (602) 236-5005

And to:

Salt River Project Agricultural Improvement and Power District
1600 North Priest Drive
Tempe, Arizona 85281
Attn: Manager SRP Telecom
Telecopy Number (602) 236-3407
Telephone Number (602) 236-6699

And to:

Salt River Project Agricultural Improvement and Power District
1600 North Priest Drive
Tempe, Arizona 85281
Attn: Legal Department
Telecopy Number (602) 236-5397
Telephone Number (602) 236-7249

If to Licensee:

Mountain Telecommunications of Arizona, Inc.
1430 W. Broadway, Ste. A206
Tempe, Arizona 85282
Attn: Jose Crespo, President
Telecopy Number (480) 850-9599
Telephone Number (480) 850-7590

And to:

Greenberg & Traurig, LLP
2375 East Camelback Road, Suite 700
Phoenix, Arizona 85016
Attn: Scott K. Weiss, Partner
Telecopy Number (602) 445-8632
Telephone Number (480) 445-8318

And to:

Mountain Telecommunications of Arizona, Inc.
1430 W. Broadway Rd., Ste. A206
Tempe, Arizona 85282
Attn: Jackie Manogian, Corporate Secretary

Either Party may change its address or the person designated to receive notices by giving written notice of the change in the manner provided above.

17.4        Governing Law. The Parties agree that this Agreement shall be governed and interpreted in accordance with the laws of the State of Arizona. Any action for enforcement of this License shall be taken exclusively in a state or federal court, as appropriate, located in Maricopa County, Arizona. Both Parties waive any and all rights to a jury.

17.5        No Third Party Beneficiaries. Nothing herein shall be construed or interpreted to give any person other than Licensee, SRP and the Association any legal or equitable right, remedy, claim, or defense under or in respect of this Agreement. There are no intended third party beneficiaries of this Agreement, except as expressly stated herein.

17.6        Waiver. A waiver by either Party of a default by the other Party and/or the performance of the other Party’s obligations contained in this Agreement shall not be deemed a waiver of the performance of any other obligations or of any subsequent default in the performance of the same or any other obligation contained in this Agreement.

17.7        Headings and Expressions. Titles and headings used in this Agreement are for reference only and are not a part of this Agreement. Words and expressions used in this Agreement shall be applicable according to the context and without regard to the number or gender of such words or expressions (with the exception of numbers indicating price, quantity, or technical specifications).

17.8        Entire Agreement; Changes and Modifications. This Agreement, including any attached Exhibits and Product Orders executed hereunder, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous writings, understandings, agreements and representations, express or implied. This Agreement may be amended or modified only by written documents duly authorized, executed, and delivered by SRP and Licensee.

17.9        No Joint Venture. No agency, employment agreement, joint venture, or partnership is created between the Parties to this Agreement, and neither Party shall be deemed to be an agent of the other, nor shall either Party have the right, power or authority to act for the other in any manner to create any obligations, contracts, or debt binding upon the other Party.

17.10      Audit Rights. Each Party shall have the right to designate its own employee representative(s) or its contracted representatives to audit and to examine at its own expense any cost, payment, settlement, or supporting documentation resulting from any items set forth in this Agreement. Any such audit(s) shall be undertaken by either Party or its representative(s) at reasonable times and appropriate locations and in conformance with generally accepted auditing standards. The Party being audited agrees to fully cooperate with any such audit(s). This right to audit shall extend for a period of three (3) years following the date of each payment under this Agreement. The Parties agree to retain all necessary records/documentation during this audit period or until any dispute in connection with an audit is resolved, whichever is longer.

The other Party shall be notified in writing of any exception taken as a result of an audit and shall respond in writing to such notification within thirty (30) days. Upon resolution of any exception, the owing Party shall directly refund the amount of any exception to the other Party within (30) days, with monthly, compounded interest calculated from the date of the original billing to the date of payment by owing Party. Interest rate to be used is the most recently available interest rate on commercial paper published in the Federal Reserve Statistical Release H-15 or the maximum legal rate, whichever is less.

17.11      Dispute Resolution. If either Party (the “Aggrieved Party”) believes that the other Party is not performing its obligations under Contract Documents, or if there is any dispute between the parties that arises out of or relates to this Agreement (other than billing disputes that are to be resolved under Section 4.3) (collectively, a “dispute”), the Aggrieved Party shall promptly give written notice of the dispute to the other Party. The parties shall first attempt in good faith to resolve the dispute within ten (10) calendar days after such notice through negotiations between such representatives of the parties as each Party deems necessary. If such first attempt is unsuccessful in resolving the dispute, the parties agree to escalate negotiations to the executive management level according to each Party’s chain of command. This will be accomplished upon written notice from one Party to the other, and upon the determination of a reasonable mutually agreed schedule and timetable for such negotiations. If the dispute is not resolved to both parties’ satisfaction within ninety (90) calendar days after the Aggrieved Party first gave written notice of the dispute, either may exercise any rights or remedies available under this Agreement or otherwise available at law or in equity. All negotiations pursuant to this provision are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. During dispute resolution proceedings, the Parties shall continue to perform their obligations under this Agreement.

Salt River Project Agricultural		Mountain Telecommunications
Improvement and Power District		of Arizona, Inc.

By:	/s/ Michael Sherman	By:	/s/ Jose Crespo
Print Name:	Michael Sherman	Print Name:	Jose Crespo
Title:	Manager, SRP	Title:	President
Date:	3-13-06	Date:	3/15/06

Reviewed by SRP Legal Services Dept.

/s/ Leo Miller
(Signature)

Leo Miller
(Print Name)

Date:	3/13/2006

CONFIDENTIAL – Master Fiber License Agreement

EXHIBIT A
Fiber Specifications, Demarcation, Maintenance, Acceptance & Acceptance
Testing

Section 1 – Fiber Specifications

1.0          Fiber Types. Generally, SRP will use single mode (SMF28) fiber. The Fiber is packaged in an Optical Ground Wire (OPGW), Dielectic Self Supported Fiber (ADSS), and Sky Wrap in predominantly aerial fiber configurations.

1.1          Fiber Performance Specifications. In the metropolitan segments, single mode optical cable will be used. SRP may substitute alternative fibers if and only if such alternative fibers have performance specifications which are at least equal to the specifications set forth below:

(a)                                  Optical Cable with Single Mode Fiber

ii.      Attenuation at 1310 nm = 0.5 dB/mi max

iii.      Attenuation at 1550 nm = 0.4 dB/mi max

1.2          Other Fiber-related Standards

(b)                                 All Fiber(s) will be fusion spliced.

(c)                                  Any pigtail connectors located in a Facility will be fusion spliced.

(d)                                 Any optical interface, such as pigtail connectors and adapters will be SC/UPC.

(e)                                  All Fibers will consist of all single mode fiber (SMF 28). Any riser rated cable must be a cable that is flame-retardant UV-stabilized (OFNR and FT-4), fully water-blocked for use in any application, and suitable for installation in duct, aerial, and risers. All Fiber(s) will meet the UL-1666 OFNR specifications and will consist of loose buffer tube construction.

(f)                                    Fiber(s) will be constructed in accordance with sound commercial practices. The National Electric Safety Code will be followed in every case except where local regulations are more stringent, in which case local regulations will govern.

(g)                                 Fiber labeling scheme in a manhole environment where the parties meet will be determined in the Product Order.

Section 2 – Demarcation Points

2.0          General. Demarcation Points define the respective ownership and maintenance responsibilities and obligations of the parties. Demarcation Points for Fiber and Lateral Connections will be specified in each executed Product Order. Generally, Demarcation Points will be located in public utility easements or rights of way. SRP is not obligated to provide locations for Demarcation Points on SRP’s own Right-of-Way.

SRP will provide Facilities such as manhole, splice case, or fiber optic distribution unit (FODU) that will terminate the Fiber and be the Demarcation Point between SRP’s ownership and maintenance responsibilities and Licensee’s ownership and maintenance responsibilities. SRP shall be responsible for maintenance of all SRP Fibers on the SRP side of the Demarcation Point, as well as any SRP Facilities within Demarcation Points. Licensee shall be responsible for maintenance of all Fibers on the Licensee’s side of the Demarcation Point, as well as any Licensee Facilities within Demarcation Points.

Licensee will provide the location that will be the Demarcation Point, including any permits, licenses, easements or other rights necessary to enable both SRP and Licensee to access the Demarcation Point.

The parties will work cooperatively under an approved Method of Procedure (MOP) or construction plan to cross-connect and test the Fibers at and through the Demarcation Points for the purposes of Acceptance testing.

Licensee may physically monitor any or all testing associated with preparation of an Acceptance Package upon seventy-two (72) hours notice prior to commencement by SRP.

2.1          Access. In instances where the Demarcation Point is within an end-user or other third-party location (e.g. multi-tenant commercial building, carrier “hotel,” etc.), not under an active Building Entrance Agreement, the Licensee must arrange for its own collocation space and Facilities to connect the respective Fibers to Facilities, unless otherwise specified in an executed Product Order.

2.2          Lateral Connections. In the event Licensee constructs a Lateral Connection that connects with the SRP Fiber, Licensee shall be responsible for the creation of the Demarcation Point, unless otherwise specified in an executed Product Order. Licensee shall construct necessary Facilities to connect SRP Fiber from Licensee’s Splice Point to the Demarcation Point in accordance to the documentation in the executed Product Order.

Section 3 – Maintenance and Repair General

3.0          Responsibilities. SRP shall be responsible for maintenance and repair of Fiber. IN NO EVENT WILL LICENSEE PERSONNEL, TECHNICIANS OR CONTRACTORS HANDLE OR OTHERWISE COME INTO CONTACT WITH THE CABLE OR ANY CONDUCTORS UNLESS AUTHORIZED BY SRP.

3.1          Contacts and Escalation Information. The parties will, at the beginning of each quarter, provide one another with an updated contact and escalation list to aid in trouble reporting and resolution, if changes have occurred since the previous quarter. The current list is attached as Exhibit A-1 and may be revised by either party from time to time by written Notice. Inaccurate contact and escalation information may prevent or delay SRP from performing notification or other obligations.

3.2          Fiber Restoration Standards and Priority. In the event of a fiber cut caused by either Scheduled Maintenance or a Service Affecting Condition event, any splicing of the Fibers by SRP, or SRP’s approved contractors will be done in a systematic manner with Fibers having equal priority with other third party fibers within the cable. Because SRP’s fiber is principally used for the management of SRP’s electrical system, all fiber used for control of electrical system communications will be restored as the highest priority.

The Licensee reserves the right, at its sole cost, to have representatives present to monitor the progress of SRP’s restoration efforts.

3.3          Re-Testing. Licensee, at its sole cost and expense, may re-test the Fibers at any time during the term of this Agreement from and to its own equipment.

If it is reasonably determined that the Fibers to not comply with the specifications, SRP will correct the deficiencies at its expense, unless the deficiencies are caused by the act or omission of Licensee or by Licensee’s Facilities, in which event Licensee will reimburse SRP for all Fully Loaded Costs, as represented in Exhibit E (SRP Representative Costs and Loadings) plus a 30% mark-up to correct the deficiencies. After correcting the deficiencies, SRP shall re-test the Fibers according to Section 4 Acceptance and Acceptance Testing of this Exhibit.

If SRP is unable to correct the deficiencies within thirty (30) days of the re-test, Licensee may request that SRP provide substitute Fibers and SRP shall provide such substitute Fibers if available.

3.4          Use of Subcontractors. SRP may outsource to third-party service providers or suppliers any Services it is obligated to provide under this Agreement. Upon request, SRP will send to Licensee a current list of SRP’s third-party service providers.

3.5          Coordination of Maintenance with LEC. Licensee shall be responsible for coordinating Scheduled Maintenance and Service Affecting Condition response and repair involving the LEC, including preparation, review and approval of MOPs between and among Licensee, SRP and the LEC.

Section 3 – Maintenance & Repair Scheduled Maintenance

3.6          General. Scheduled Maintenance may occur for the purpose of maintaining or enhancing SRP’s electrical system or for Licensee business needs. Maintenance of Fiber, particularly SRP Optical Ground Wire (OPGW) fiber located in the static position on high voltage transmission lines, typically requires an outage on a portion of SRP’s electric system. SRP will make commercially reasonable efforts to perform Scheduled Maintenance in a manner as to avoid a Service Affecting Condition. Subject to other terms of this Exhibit, SRP has the right to perform Scheduled Maintenance without prior approval of the Licensee, if the Scheduled Maintenance does not cause a Service Affecting Condition.

3.7          Single-Point-of-Failure. In the instance of a Single-Point-of-Failure on a Fiber Segment, Scheduled Maintenance may cause a Service Affecting Condition. Such events are not subject to the terms of Exhibit C (Service Interruption Credits), unless specifically provided for otherwise in an executed Product Order.

3.8          Access. Licensee will grant timely access to SRP at any Licensee Facilities that affect Fiber. A delay in the provision of access by Licensee shall relieve SRP from its obligations under Exhibit C (Service Interruption Credits), for the period of time access was delayed by the action or inaction of Licensee.

3.9          Method of Procedure (“MOP”). The MOP is used for coordinating Scheduled Maintenance operations between SRP and Licensee using the form included as Attachment A-2. Both parties can revise the MOP form upon mutual agreement. All Scheduled Maintenance will be performed in accordance with the MOP and conducted according to the MOP process. The party receiving the completed MOP form will review the MOP to correct deficiencies detected before or during the actual performance of Scheduled Maintenance, and request appropriate changes. Any MOP will be accepted via electronic mail or fax.

3.10        Scheduled Maintenance Notification. The parties will make reasonable efforts to notify one another with five (5) days prior notice when possible, but not less than three (3) days prior notice, of any anticipated Scheduled Maintenance. For all Scheduled Maintenance, the notification will include:

(a)          An assigned technician, by name and contact number.

(b)         A description of the work to be performed.

(c)          Identification of what Fiber Systems or Fiber will be affected.

(d)         A date and time when the Scheduled Maintenance will take place, and an estimated completion time. For multiple-day requests, each day’s activity and impact will be detailed.

(e)          A list of all locations to be impacted by the Scheduled Maintenance for each site.

3.11        Review of Notification. When one party receives a request for Scheduled Maintenance, it will verify the date, time, location and activity to ensure no conflicts exist with either on-going or previously scheduled work and will respond to the other party within forty-eight (48) hours of receipt of such request.

If a conflict exists regarding Scheduled Maintenance, Licensee and SRP will coordinate to establish a new date if possible. SRP has sole discretion in scheduling SRP Scheduled Maintenance involving its electric system.

3.12        SRP Scheduled Maintenance Windows. To the extent possible without conflicting with SRP electric system operations and standards, SRP will attempt to conduct its Scheduled Maintenance at a time that will least affect Licensee’s use of the Fiber. Generally, SRP will perform Scheduled Maintenance during daylight hours, particularly when Scheduled Maintenance involves Optical Ground Wire (“OPGW”) Fiber. Standard SRP Scheduled Maintenance windows are during normal SRP business hours of 6:00a.m. – 5:00 p.m., Monday through Friday.

Licensee may request “off-hour” maintenance windows, which must be the result of a mutually approved MOP and coordinated through their respective Network Operations Centers (NOCs). These “off-hours” maintenance windows are normally between the hours of 11:00 p.m. – 6:00 a.m., or as mutually agreed to between the parties.

3.13        Event Management. The Licensee will be permitted to witness all Service Affecting Condition scheduled events such as switch loads, system overbuilds and upgrades. In addition to a completed MOP form, SRP must notify Licensee immediately prior to commencement of work. SRP will provide sufficient information to allow Licensee to, at their own cost:

(a)          Maintain direct involvement with the Scheduled Maintenance to ensure the prevention of unnecessary switching and other activities, which may result in a Service Affecting Condition.

(b)         Coordinate directly with one another and communicate any additional preventative steps or measures not foreseen during initial planning.

(c)          Ensure that work efforts or unforeseen problems do not affect other work activities that are in progress.

3.14        Status Notifications.

(a)          Progress Reports. SRP will notify Licensee on progress or anticipated delays due to unusual circumstances, or when the maintenance windows deviate from original estimates in the MOP. Communication of status will occur every four (4) hours or immediately if unanticipated delays, events, or significant deviation from the approved MOP occur, and may be accomplished by telephone, including a voice mail message if during off-hours, or e-mail.

(b)         Closing Notification. When the Scheduled Maintenance is considered complete, and all components are operationally ready, SRP will notify Licensee to verify that any related alarm conditions have been cleared. Notification may be by telephone, voice-mail or e-mail. The notification will include the date and time the work was completed and the alarms were cleared. The Licensee may request an extension to the MOP if equipment or other problems preclude proper ring switching. In this event, the Licensee must make commercially reasonable efforts to resolve the problem and allow SRP to complete the MOP.

3.15        Scheduled Maintenance During Force Majeure Events. Scheduled Maintenance that occurs or coincides with unexpected events such as a storm, disaster, accident, or as otherwise described in Article 10 of the Master Fiber License Agreement, may prevent SRP from meeting Scheduled Maintenance intervals. In such events, Scheduled Maintenance will be re-scheduled to another available time, according to a MOP.

Section 3 – Maintenance & Repair Service Affecting Conditions Response & Repair

3.16        Response and Repair Intervals. Upon receipt of notification of Discovery during Standard SRP Scheduled Maintenance windows as described in section 3.12 of this Exhibit, SRP will dispatch properly equipped and trained personnel to a Service Affecting Condition and will make repairs and restore the affected Fiber within four (4) hours (“Completion Interval”) or Service Interruption Credits will apply. Upon receipt of notification of Discovery outside of Standard SRP Scheduled Maintenance windows, SRP will dispatch properly equipped and trained personnel to a Service Affecting Condition and will make repairs and restore affected Fiber within six (6) hours (“Completion Interval”) or Service Interruption Credits will apply. Any exceptions to these standard Service Affecting Condition response and repair intervals or any priority treatment of Fiber must be mutually agreed to and incorporated in an executed Product Order.

3.17        Trouble Notification by Licensee. Network outages that are Discovered by Licensee will be reported immediately to the SRP NOC or as otherwise indicated in Exhibit A-1 or the executed Product Order. After response to the Service Affecting Condition, SRP will promptly notify Licensee regarding the nature of the trouble and whether Fiber caused the trouble.

3.18        Trouble Notification by SRP. SRP’s network management system does not monitor dark fiber. However, a degradation of performance on SRP internal network services that might indicate a fiber cut will result in a trouble notification to the SRP NOC. If SRP Discovers a network problem causing a Service Affecting Condition, SRP will promptly attempt to notify Licensee according to Exhibit A-1 regarding the nature of the trouble and whether the Fiber caused the trouble.

3.19        Permanent Restoration. Permanent restoration will be scheduled and performed as soon as practical. This restoration schedule will be mutually developed and approved prior to proceeding. Permanent repairs to the Fiber will return it to the Specifications, and will be performed by SRP. After final repairs have been completed, Licensee may test the Fibers from an access point designated by SRP, to ensure integrity of the splices and provide SRP with a copy of the test results. If requested by SRP, Licensee will provide access to the Licensees Facilities to allow testing from fiber patch panel to fiber patch panel. SRP will remove all temporary Facilities.

3.20        Trouble Ticketing Process and Procedures. A mutually acceptable trouble ticketing process, conducted between Licensee and the SRP NOC will be developed between the parties as needed. Generally, upon Discovery, the SRP NOC will acknowledge the Discovery, record the time and other information, and open a trouble ticket.

3.21        Status Notification.

(a)          Progress Reports. In addition to the initial notification, SRP will use commercially reasonably efforts to provide a progress report by telephone, including a voice mail message if during off-hours, or e-mail, every four (4) hours during a Service Affecting Condition. SRP will immediately notify the Licensee if unanticipated delays or events occur.

(b)         Closing Notification. When Service Affecting Condition repair is considered complete and all components are operationally ready, SRP will notify the Licensee to verify that all related alarm conditions have been cleared. Notification may be by telephone, voice-mail or e-mail. Once notification is made, the open trouble ticket will be closed. When alarms have been verified and the activity is considered complete, SRP will coordinate final event closure with the Licensee. If contingency plans were implemented to protect the network during the performance of scheduled activities, SRP will direct activities necessary to return the network to its normal configuration. SRP will submit a Fiber Outage Report to the Licensee in accordance with Exhibit A-3.

3.22        Licensee-Caused Service Outage. If an SRP technician is dispatched to respond to a service outage after a Licensee Discovery and Notification, and the trouble is on the Licensee side of the Demarcation Point, Licensee will be billed for SRP’s Fully Loaded Cost, as represented in Exhibit E (SRP Representative Costs and Loadings), plus a 30% mark-up.

Attachment A-1 Contact/Escalation List Form

SRP NOC Contact/Escalation List

SRP’s Network Operations Center (“NOC”) is available twenty-four (24) hours/day, seven (7) days/week.

Local Area: (602) 236-2199

Toll Free: No toll free number at this time

FAX: (602) 236-8516

Field Operations

SRP Communications Construction & Maintenance and Communications Engineering – Outside Plant groups are responsible for Licensed Fiber Scheduled Maintenance and Emergency Response & Repair.

For routine inquiries please contact the following personnel;

Communications Construction & Maintenance	Carrie Hutchinson Supervisor	Phone: (602) 236-8500 Fax: (602) 236-8516

Papago Buttes Facility (PBF) 101 W. Operations Drive Tempe, AZ 85281-1298

Communications Engineering –Outside Plant	Greg Denton Project Leader	Phone: (602) 236-8912 Fax: (602) 629-8344

Papago Buttes Facility (PBF) 101 W. Operations Drive Tempe, AZ 85281-1298

Escalation

In the event of emergencies or problem resolution regarding maintenance matters, use the following contact table;

Level	Contact Name	Title	Tel. #	Cell Phone	Email Address
1	Carrie Hutchinson	Supervisor Division Electronics Systems	(602) 236-8500	(602) 809-7152	clhutch@srpnet.com
2	Greg Denton	Outside Plant Project Leader	(602) 236-8912	(602) 818-2772	tgdenton@srpnet.com
3	Rick Hillis	Manager Communications Engineering	(602) 236-8911	(602) 818-2678	rbhillis@srpnet.com
4	Nina Mullins	Manager Electronic Systems	(602) 236-8920	(602) 809-0701	nimullin@srpnet.com

Licensee Field Operations

(Group/Department)	Name/Title	(Phone number)
(Fax Number)
(Address)

(Group/Department)	Name/Title	(Phone number)
(Fax Number)
(Address)

Escalation

In the event of emergencies or problem resolution regarding maintenance matters, use the following contact table;

Level	Contact Name	Title	Tel. #	Cell Phone	Email Address
1
2
3
4

MOP Coordination

(Group/Department)	Name/Title	(Phone number)
(Fax Number)
(Address)

Attachment A-2: Scheduled Maintenance Procedure Form

SRP Method-Of-Procedure

Fiber Optic Scheduled Maintenance Outage Notification

SRP MOP Number:

From Node:	To Node:	Date Originated:

Originator:	Phone Mobile:

Responsible Technician:		Mobile:	Pager:

Job Location:		City:	State: AZ

Brief Job Description:

Access required?

Where?

*************ACTIVITY CLASSIFICATION*************

Scheduled Maintenance ☐	Emergency Maintenance ☐

Date of Outage:	Time of Day Requested:

Expected Duration of Scheduled Maintenance:

Completion Date/Time:

Maintenance Window:

Circuit Level: Optical

Circuits, Customer(s) and/or End-users affected by Scheduled Maintenance:

If expected outage is > 50 mS switch hit, expected outage duration is:

***************APPROVALS***************

Operations Supervisor:                                                                                                 Date:

********GENERAL SPLICE DESCRIPTION********

Number of Fiber Splices:

**********PRE SPLICE ACTIVITY***********

Description:

**********POST SPLICE ACTIVITY**********

*****THIS CONCLUDES THIS MOP*****

Originator:                                                                                  Department:

Attachment A-3: Fiber Outage Report

1.                          Name of person responsible for cut:

a.                  Employed by

b.                 Contractor? (yes) (no)

(If yes Contractor Name)

2.                          Cause of cut (e.g. wind storm, dig in, vehicular accident, etc.)

3.                          Duration of the fiber cut:

4.                          If buried fiber, did the person or employer responsible contact Blue Stake for approval

(yes)(no)

Was the cable marked? (yes) (no)

5.                          Does the person or employer responsible for the cut have insurance? (yes) (no)

If yes, name of insurance carrier (if known):

6.                          Location of cut (lat/long or street address):

Prepared by:                                                       Department:

Date submitted:

Section 4 – Acceptance & Acceptance Testing

4.0          General. SRP will perform fiber testing as described below and in accordance with the Fiber Specifications as described in Section 1 (Fiber Specifications) of this Exhibit. SRP will test all Fibers at installation to assure operating characteristics are consistent with the Specifications. SRP will perform Fiber re-test upon Licensee request following Scheduled Maintenance or Emergency Maintenance events.

4.1          Testing Methods. SRP will perform end-to-end connectivity testing of the Fibers, and any necessary bi-directional span testing. Loss measurements will be recorded using an industry-accepted laser source and a power meter.

(a)          OTDR Testing. Optical Time-Domain Reflectometry (OTDR) traces will be taken and splice loss measurements recorded and summarized on data sheets. For any span, OTDR testing will be performed where the fiber is terminated with a connector. OTDR testing will be conducted at both 1310nm and 1550nm wavelengths. OTDR testing will be conducted on a bi-directional basis for each Fiber(s) in each Segment at the appropriate wavelengths described above. The Acceptance Package will contain the actual traces that detail the testing parameters.

(b)   Insertion Loss Testing. This end-to-end loss measurement will be conducted from both directions for each Fiber(s) in a Segment. The bi-directional average will be used to determine the end-to-end loss of the Fiber(s) in a given Segment at each appropriate wavelength. This test will be conducted at both 1310nm and 1550nm. This insertion loss testing will ensure fiber continuity and the absence of crossed fibers in the Segment. All terminated Fiber(s) will be tested from the FODU, or other end points as specified in an executed Product Order, for each Segment. Insertion loss test results for Fiber(s) in a Segment must conform to the limitations identified in Limitations and Specifications section of this Exhibit, Bi-directional OTDR Testing.

4.2          Loss Measurements. This measured end-to-end loss value should have an attenuation rating equal to, but no less than or the Fiber under test loss standards. If after three (3) testing attempts, the SRP technician is not able to produce a loss value within ranges stated below, the route will be brought into tolerance. OTDR events close in proximity to a test launch (connectors or splices in a building) will not be identified as events within the testing documentation. Rather, such events will be accounted for in the end-to-end loss budgets and documented. In addition, events based upon fiber-specific circumstances may cause fibers to be considered acceptable. In these instances, SRP will provide background regarding the circumstances for the anomalous fibers.

(a)   The loss characteristics for Single Mode Fiber (SMF28) are described below:

i.                            at 1310nm: 0.5 dB loss per mile; 0.15 dB loss per fusion splice average

ii.                            at 1550nm: 0.4 dB loss per mile; 0.15 dB loss per fusion splice average

(b)   Connector(s) and/or Jumper(s) Test Results

i.         Connectors that terminate Fiber(s) in a Facility must be SC/UPC.

ii.                         All Fiber protection for fan-out and terminating fiber jumpers at Facilities will have 900-µm tight buffer tube, a Kevlar strength member, and a cable jacket with an overall diameter 2.9-mm.

4.3          Fiber Splicing. Average loss value of 0.15dB or less when bi-directionally measured with an OTDR, at 1310nm and 1550nm. Fiber splices not meeting the 0.15dB or less average specification will be identified as Out of Specification (OOS) and documented accordingly. All SRP field splices are fusion splice connection with accordance to accepted industry or Licensee standards as agreed to by SRP Communication Engineering.

4.4          Test Results and Acceptance Documentation. Test data will be placed in electronic format, such as a Microsoft Excel spreadsheet format to document the test results. All test results will be attached as documentation in support of the specific Acceptance Test Package for the Fibers under test for each Product Order. If splicing was involved before testing, a confirmation sheet or splice location sheet shall also be filled out and kept in the SRP records.

4.5          Testing Beyond the SRP Demarcation Points. SRP may require access for testing of fibers beyond the SRP designated Demarcation Point specifically described in an executed Product Order. Any testing beyond the Fiber end point shall be performed in a coordinated fashion with Licensee. In the event that the entire tested portion does not satisfy the testing criteria set forth herein, SRP and Licensee shall work together in good faith to pinpoint the cause of the problem and each party shall be responsible for the timely performance of such repairs on the fibers owned by it, so that SRP shall only be responsible for repairs needed to bring the Licensee Fiber(s) into compliance with this Exhibit. SRP may in the event of a dispute regarding testing and acceptance of the Licensee Fibers within any such Fiber, arrange to have the Fiber(s) tested only to the Demarcation Point(s) and, if such Fibers meet the testing criteria set forth herein, Licensee shall accept such Fibers.

4.6          Fiber Acceptance and Acceptance Package. The Fiber is considered Accepted under the following conditions;

(a)          Receipt by SRP of a copy of the Acceptance Package signed by Licensee, or

(b)         upon five (5) days past the scheduled due date for the Licensee’s notifying SRP of its Acceptance, if no such notice has been provided, or

(c)          in the event of an Expedited Product Order, the scheduled due date for the Licensee’s notifying SRP of its Acceptance if no such notice has been provided.

EXHIBIT B
Service Interruption Credits

1.0      General. For a Service Affecting Condition, the Licensee will be entitled to Service Interruption Credits for the affected Product Order according to the following terms. Licensee must request a credit in writing within thirty (30) days after the delivery of an invoice respecting the affected Fiber, or within thirty (30) days after the Discovery of the Service Affecting Condition, whichever is later, or any claim is waived. Request must provide necessary information describing the Service Affecting Condition event including:

(a)                     Discovery date and time

(b)                    Duration of event.

(c)                     Product Order reference information

(d)                    Licensed Fiber or other Facilities affected

(e)                     Other information as requested by the other Party.

2.0      Performance Interval. The Service Interruption Credit time period begins after the Completion Interval referenced in Exhibit A (Fiber Specifications, Demarcation, Maintenance, Acceptance and Acceptance Testing), and ends when the Service Affecting Condition has been remedied.

(a)                     If the start and/or end time of a Service Affecting Condition is in dispute, then it will be deemed that in all events a Service Affecting Condition begins at the time of Discovery notification by Licensee and, if such notice is not in writing, when SRP acknowledges receipt of the notice, and ends upon SRP giving the Licensee notice that restoration of the affected Licensed Fibers has been completed.

(b)                    Outage credits will not be credited or payable for any period of time during which SRP personnel or contractors are denied access to Facilities or other locations where access is the responsibility of the Licensee.

3.0      Credit Dispute and Payment. The Service Interruption Credit shall be in the amount of one day’s equivalent License Fee for any part of the 24-hour period following the Completion Interval.

(a)                     If the Service Affecting Condition event exceeds twenty-four (24) hours past Completion Interval, the    credit shall be one days equivalent License Fee for each subsequent 24- hour period, up to a maximum of thirty (30) days equivalent License Fee.

(b)                    All Service Interruption Credits for License Fees will be credited on, or added to, the next monthly invoice after receipt of Licensee’s written request for credit unless the request is disputed.  Disputed Service Interruption Credits will be subject to the terms set forth in Article 4.3 of the Agreement (“Payment Disputes”).

(c)                     If there are no monthly invoices, or in the event the License Fee is annual or Lump Sum, the credit will be paid within thirty (30) days of receipt of Licensee’s written request for credit unless the request is disputed.   Disputed Service Interruption Credits will be subject to the terms set forth under Article 4.3 of the Agreement (“Payment Disputes”).

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4.0      Service Interruption Credits Exceptions. Service Interruption Credits do not apply to Service Affecting Conditions:

(a)                     Caused by the negligence or acts of the Licensee, its agents or its customers

(b)                    Due to power failure

(c)                     Due to the failure or malfunction of non-SRP equipment or systems

(d)                    Caused by a Force Majeure event

(e)                     During any period in which SRP is not given access to the Licensee’s Facilities or other locations for which it is responsible for providing access

(f)                       When Scheduled Maintenance is performed according to an approved MOP

(g)                    When Schedule Maintenance is performed on a single or unprotected Licensed Fiber path and an exception was not approved in a Product Order.

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Exhibit C Product Order Process

1.0      General. The following outlines a process which the Parties agree to generally use, for the development of quotes and Product Orders. This process is not binding and neither Party shall be considered in breach of this Agreement for its failure to follow this particular process.

(a)                     Request For Quote & Quote Response Process. At any time during the term of this Agreement, the Licensee may request from SRP quotations in the form of an Initial Quote or a Formal Quote with respect to the License of Fibers.

(i)             A request for Initial Quote or Formal Quote shall take the form of a completed Customer Quote Request, which may be submitted by e-mail, fax or regular mail.

(ii)          Each such Customer Quote Request shall indicate the type of quote (e.g. Initial or Formal), and shall include information sufficient to prepare an Quote Response.

2.0      Initial Quote. An Initial Quote shall provide an estimated non-binding, budgetary price for License Fees, Maintenance Charges, Installation Charges, Connection Charges, Administration Charges and any other applicable fees, the amount of and description of Fiber available for license, and will indicate an estimated Delivery interval.

(a)                     SRP shall acknowledge receipt of a Customer Quote Request by the end of the next business day and identify whether or not SRP intends to provide an Initial Quote.

(b)                    If SRP intends to provide an Initial Quote, SRP shall exercise reasonable efforts to provide an Initial Quote within fifteen (15) business days after receipt of such request. Once provided, an Initial Quote shall be valid for thirty (30) calendar days.  If Licensee provides insufficient or inaccurate Information on the Customer Quote Request for an Initial Quote, the interval for the preparation of an Initial Quote shall be extended as necessary.

(c)                     The Initial Quote shall identify the applicable Administration Charge for the preparation of a Formal Quote.

3.0      Formal Quote. Upon receipt of the Initial Quote, Licensee may request a Formal Quote by providing a completed Customer Quote Request. Each such Customer Quote Request shall indicate the request is for a Formal Quote and shall include information sufficient to prepare a Formal Quote Response.

(a)                     A Formal Quote Response shall provide the firm-fixed price to be charged for Fiber License fees, Maintenance Charges, Installation Charges, Connection Charges, and other applicable fees, if any, Fiber availability and Delivery interval.

(b)                    A completed Customer Quote Request for a Formal Quote submitted by Licensee shall obligate Licensee to pay the Administration Charge as identified in the Initial Quote, subject to terms in Article 4.1 (Fees and Charges) of the Agreement.

(c)                     SRP shall reasonably attempt to acknowledge receipt of a Customer Quote Request for Formal Quote by the end of the next business day and identify whether or not SRP intends to provide a Formal Quote.  Should SRP decide to not provide a Formal Quote Response, Licensee is relieved of any payment obligation of the Administration Charge. If SRP intends to provide Formal Quotes SRP will respond within forty-five (45) calendar

1

days after receipt of a Customer Quote Request for a Formal Quote. Once offered, a Formal Quote will be valid for thirty (30) calendar days.

(d)                    If SRP intends to provide a Formal Quote, SRP will respond within forty-five (45) calendar days after receipt of a Customer Quote Request for a Formal Quote. Once offered, a Formal Quote will be valid for a period of thirty (3) calendar days. If Licensee provides insufficient or inaccurate information on the Customer Quote Request for a Formal Quote, the interval for the preparation of a Formal Quote shall be extended accordingly.

4.0      Product Order. Upon receipt of a Formal Quote, Licensee may request via e-mail, fax or regular mail that SRP prepare a Product Order. The Product Order shall reflect the terms of the Formal Quote, as applicable. If any changes from the Formal Quote Response are requested, the pricing, availability, and Delivery intervals may change at SRP’s discretion.

(a)                    Each Product Order will set forth, as applicable;

i.                             the number of Fiber strand miles and location of the Licensed Fibers;

ii.                          the location of Facilities;

iii.                       the installation and construction services, if any, to be provided with respect to any Lateral Connection;

iv.                      the Delivery Date;

v.                         the architecture and design of the Licensed Fibers, including a diagram;

vi.                      the Demarcation Points;

vii.                   the amounts of any Installation Charges, Connection Charges, License Fees, Maintenance Charges, or any other charges;

viii.                the length of the term of the Product Order,

ix.                        Security Deposit amount pursuant to Article 4.4 (Security Deposits), if any, and

x.                           any exceptions to standards set forth in any Article and Exhibit specifying the applicable Article and Exhibit for each exception.

(b)                   A Product Order will only be effective upon execution by both Parties.  Nothing in this Agreement or in any of the communication leading up to the preparation of a Product Order shall be construed to require either Party to enter into any Product Order.

(c)                    Prior to Delivery, the Parties may modify the architecture or configuration of the Licensed Fibers, Lateral Connections, Demarcation Points or other elements listed in a fully executed Product Order, provided that such modification shall be in the form of a modified Product Order and shall be signed by authorized representatives of both Parties.

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CONFIDENTIAL – Master Fiber License Agreement	3/13/06

Exhibit D - Fees and Charges Schedule

Fee/Charge Name	Fee/Charge Type	Fee/Charge Description	When Invested	When Due	Comments
Administration Charge	NRC	A fee paid for services including engineering, design, and analysis of requested customer project at the Formal Quote stage.	Upon formal notification by customer that they wish to proceed to Formal Quote (as stated in the Initial Quote Response).	30 days from date of invoice	SRP reserves the right to hold the Formal Quote Response until payment of Administration Charge is received.

Connection Charge	NRC	One time charge for make-ready work	Execution of Product Order	30 days from date of invoice

Installation Charge	NRC	If applicable. one-time charge for construction and installation of a Lateral Connection.	Payment schedule will be specified in the Product Order.	30 days from date of invoice

Depending on the scope of the project, a percentage of the Installation Charge may be required a1 Product Order execution, at Acceptance, and possibly during the construction phase. Payment schedule will be specified in the executed Product Order. Licensee will be advised at the Initial Quote stage of Installation Charge if applicable.

Building Entrance Access Fee	NRC or RC	If applicable. one-time or recurring charge for cost and/or services associated with the securing of access rights to a building.	Upon Acceptance and periodically thereafter if RC.	30 days from date of invoice	Licensee will be advised at the Initial Quote stage of associated Building Entry Fees if applicable.

License Fee	RC	Periodic recurring charge payable for the license of Fibers.	Upon Acceptance and periodically thereafter.	30 days from date of invoice

License Fee (Lump Sum)	NRC	One-time lump-sum fee payable for the license of Fibers.	Upon Acceptance.	30 days from date of invoice

Maintenance Charge	RC	Periodic recurring charge payable for maintenance of licensed Fibers.	Upon Acceptance and periodically thereafter.	30 days from date of invoice

Maintenance Charge (Lump Sum)	NRC	One-time lump-sum fee payable for the maintenance of licensed Fibers.	Upon Acceptance.	30 days from date of invoice

Security Deposit	Deposit	A Deposit may be required to secure timely payment of amounts due and full performance of other Licensee obligations	Upon determination by SRP that Licensee does not meet SRP’s credit requirements	30 days from date of invoice

Definitions:

NRC = Non-Recurring Cost
RC = Periodic ( i.e. length of term of Product Order) Recurring Cost

CONFIDENTIAL –Master Fiber License Agreement

Exhibit E
SRP Representative Costs and Loadings

The following rates are representative of what will be used to determine applicable “Fully Loaded Costs”:

Service	Labor/Hour	SVHL	Benefits	Payroll Taxes	Dept O/H	Vehicle Expense	Total/Hour
Design & Project Admin	$38.01	$6.51	$18.82	$2.63	$9.58	$2.95	$77.50
Make Ready: Engineering	$38.81	$6.51	$18.82	$2.63	$13.94	$3.66	$84.37
Make Ready: Construction	$35.19	$6.51	$18.82	$2.63	$13.94	$3.66	$82.90
Building Access	$34.02	$6.51	$18.82	$2.63	$12.78	$2.59	$79.43
Field Operations	$33.91	$6.51	$18.82	$2.63	$19.07	$3.46	$86.47

Footnotes:

Materials and Purchases	5% of the value of the material used; primarily applies to Make Ready, Field Operations.

Contracted Services	9.55% of the Contract Services invoice amount plus $15.25 per contracted labor hour for Departmental Overhead.

Administrative & General	4.25% of fully loaded project costs.

SVHL	Means Sick, Vacation and Holiday Leave.

Information representative of data valid for Fiscal-Year 2005.

EXHIBIT F

SALT RIVER PROJECT
CANAL BANK LICENSE

Salt River Project License No.:
Salt River Project File No.:
Effective Date:
Agent:

WHEREAS, Salt River Project Agricultural Improvement and Power District (“SRP” or “Licensor”) and                                                                                                                         (“Licensee”) have entered into Master Fiber License Agreement having an effective date of                 , 200      (the “Master Fiber License Agreement”); and

WHEREAS, Licensee desires to enter into a Product Order under the Master Fiber License Agreement to obtain a license to use certain optical fiber that is located on property belonging to the United States of America (“U.S.A”); and

WHEREAS, it is understood by the parties hereto that SRP manages the such property pursuant to contracts with the United States, which assign to SRP the responsibility and authority for the care, operation, maintenance and management of the Salt River Reclamation Project (“Reclamation Project”), of which the Licensed Property (as defined below) is a part; and

WHEREAS, SRP is willing to consent to Licensee’s use of the Licensed Property in a manner that does not in any way compromise the contractual obligation or authority of Licensor to manage the Reclamation Project.

1.        License Granted

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor hereby grants Licensee a revocable license conveying the nonexclusive right and privilege to enter upon and use certain real property as defined in Exhibit “A” attached hereto (the “Licensed Property”) under the following terms and conditions (the “License”).

2.        Purpose

Licensee shall use the Licensed Property only for the purposes of and in accordance with the Licensee’s rights and obligations under the Master Fiber License Agreement. Licensee shall not use the Licensed Property for any other purpose without the prior written approval of Licensor. The Licensed Property shall remain available for use by the general public.

3.        Compensation

Licensee shall be responsible for the payment of taxes with respect to Licensee’s operations, as set forth in the Master Fiber License Agreement. Payment and default terms shall be as stated in the Master Fiber License Agreement. There shall be no additional payment obligations imposed by this License Agreement.

4.        Term

The term of this License shall be coincident with the Term of the Product Order.

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5.        Rights of the United States of America

This License is subject to the paramount rights of the U.S.A. in and to the Licensed Property, federal reclamation law, and all agreements existing and to be made between and among the U.S.A., the Salt River Valley Water Users’ Association (“Association”) and Licensor regarding the management, care, operation and maintenance of the Reclamation Project.

6.        Assignment and Sublicensing

Licensee shall not assign or sublicense any rights under this License except to the extent permitted under the Master Fiber License Agreement.

7.        Termination of the License

7.1       Except as otherwise specifically stated in this License, the termination provisions of the Master Fiber License Agreement shall apply to this License.

7.2       In addition to the termination provisions provided in the Master Fiber License Agreement, Licensor may terminate this License upon not less than 360 days prior written notice to Licensee.

7.3       In the event either party terminates this License, Licensee shall remove, at Licensee’s cost, within ninety (90) calendar days after written notice of such termination, any improvements placed on the Licensed Property by Licensee, its directors, officers, employees, or agents, and shall restore the Licensed Property to the condition in which it existed on the date this License was executed, subject to improvements to the Licensed Property made by parties other than Licensee. If Licensee fails to remove any of the improvements that it is required to move or fails to restore the Licensed Property within such ninety (90) day period, Licensee shall reimburse Licensor for the reasonable costs incurred by Licensor for the removal or storage of Licensee’s improvements and restoration of the Licensed Property. Licensee shall release Licensor, Association and U.S.A. from all damages resulting to Licensee as a result of such removal, storage, or restoration. The provisions of this Section 7.3 shall survive termination of this License.

8.        Maintenance of Licensed Property & Interface with Licensor’s Use of Licensed Property

8.1       To the extent Licensee is authorized under the Master Fiber License Agreement to perform maintenance, the Licensee, at its own expense, shall maintain all of the Licensed Property in a reasonably good, sanitary and safe condition. Subject to the conditions set forth herein, Licensor reserves to itself, Association and the U.S.A., a right of access to the Licensed Property for the construction, use, operation, maintenance, relocation and removal of any existing and future electric or water distribution or transmission facilities. Any such construction, use, operation, maintenance, relocation or removal shall be performed in a manner designed to avoid, to the extent feasible, disturbance to Licensee’s improvements and Licensee’s use and enjoyment of the Licensed Property. Licensor shall give Licensee at least ninety (90) days prior written notice of any such construction, use, operation, maintenance, relocation or removal that will materially disrupt Licensee’s use and enjoyment of the Licensed Property or the Licensee’s improvements; provided, however, that such notice may be given in such shorter period as Licensor determines to be reasonable under prevailing circumstances, or with no notice in the

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event of an emergency where no notice is feasible. Nothing in this License shall be construed to deny or lessen the powers and privileges granted Licensor by the laws of the State of Arizona and the U.S.A. Licensor shall not be liable to Licensee for any damage to Licensee’s improvements located upon the Licensed Property, unless due to negligent or willful acts or omissions of Licensor or its agents or employees.

8.2       If Licensee defaults in the performance of the obligations set forth in Section 8.1, and Licensor gives notice of the default, Licensee shall correct such default to the reasonable satisfaction of Licensor within the required period of time set forth in the notice of default (the “Correction Period”), which period of time shall be reasonable under the circumstances. If Licensee fails to correct the default within the Correction Period, Licensor may take any action reasonably determined by Licensor to be necessary to correct such default, including without limitation making any repair or modification to or removing any of Licensee’s improvements. Licensee shall reimburse Licensor for the reasonable costs it incurs to correct such default within thirty (30) calendar days after Licensor presents Licensee with a statement of such costs. Licensee shall release Licensor, Association and U.S.A. from all damages resulting to Licensee from the correction of such default, including, without limitation, those damages arising from all repairs or modifications to or removal of any of Licensee’s improvements.

9.        Nonexclusive Rights

This License is nonexclusive and nothing herein shall be construed to prevent or restrict Licensor from granting other privileges to use the Licensed Property in a manner not inconsistent with Licensee’s use of the Licensed Property in accordance with this License.

10.      Existing Easements and Licenses

This License is subject to all existing encumbrances of record, including easements and licenses. It shall be Licensee’s obligation and responsibility to ascertain the rights of all third parties in the Licensed Property. Licensor consents only to the use of the Licensed Property for the purposes described herein. Nothing in this License shall be construed as Licensor’s representation, warranty, approval or consent regarding rights in the Licensed Property held by other parties. Licensee shall indemnify and hold Licensor harmless from any liability arising out of any dispute or claim regarding actual or alleged interests in the Licensed Property, affecting Licensee’s interests created herein.

11.      Indemnification

To the extent not prohibited by law, Licensee, its successors and assigns, shall indemnify, release, and hold harmless Licensor, Association and the United States of America, and the directors, officers, employees, agents, successors and assigns thereof, against and from any claim, demand, lawsuit or action of any kind for damages or loss, whether such damage or loss is to person or property, arising in whole or in part out of: (a) negligent or otherwise wrongful acts or omissions of Licensee, its agents, contractors, officers, directors, or employees; (b) Licensee’s use or occupancy of the Licensed Property for the purposes contemplated by this License, including but not limited to claims by third parties who are invited or permitted onto the Licensed Property, either expressly or impliedly, by Licensee or by the nature of Licensee’s improvement or other use of the Licensed Property pursuant to this License; or (c) Licensee’s failure to comply with or fulfill its obligations established by this License or by law. Such obligation to indemnify shall extend to and encompass all costs incurred by Licensor in defending against such claims,

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demands, lawsuits or actions, including but not limited to attorney, witness and expert fees, and any other litigation related expenses. Licensee’s obligations pursuant to this Section 11 shall not extend to claims, demands, lawsuits or actions for liability attributable to the sole exclusive negligence or willful action of Licensor, its directors, officers, employees, agents, successors or assigns. The provisions of this Section shall survive termination of this License.

12.      Insurance

Without limiting any liabilities or any other obligations of Licensee, Licensee shall provide and maintain, with forms and insurers acceptable to Licensor, and until all obligations under the License are satisfied, the minimum insurance coverages, as follows:

12.1     Worker’s compensation insurance to cover obligations imposed by applicable federal and state statutes and employers liability insurance with a minimum limit of One Million and No/100 Dollars ($1,000,000.00).

12.2     Commercial general liability insurance with a minimum combined single limit of Two Million and No/100 Dollars ($2,000,000.00) each occurrence. The policy shall include coverage for bodily injury liability, property damage liability, personal injury liability, and contractual liability for liability assumed under this License. The policy shall contain a severability of interests provision.

12.3     If applicable, comprehensive automobile liability insurance with a combined single limit for bodily injury and property damage of not less than Two Million and No/100 Dollars ($2,000,000.00) each occurrence with respect to Licensee’s vehicle, whether owned, hired or non-owned, assigned to or used in the performance of the work.

12.4     The policies required by Sections 12.2 and 12.3 hereof shall be endorsed to include Licensor, members of its governing bodies, its officers, agents and employees as additional insureds and shall stipulate that the insurance afforded for Licensor, members of its governing bodies, its officers, agents and employees shall be primary insurance and that any insurance carried by Licensor, members of its governing bodies, its officers, agents or employees shall be excess and not contributory insurance.

12.5     Licensee shall waive their rights of recovery and require its insurers providing the required coverages to waive all rights of subrogation against Licensor and members of its governing bodies, its officers, agents and employees for matters arising out of this License.

12.6     Prior to commencing any work, Licensee shall furnish Licensor with Certificates of Insurance as evidence that policies providing the required coverages, conditions and limits are in full force and effect. Such certificates shall provide that not less than thirty (30) days advance notice of cancellation, termination, or alteration shall be sent directly to Licensor addressed as follows:

Supervisor, Property Management, PAB348
Salt River Project
P.O. Box 52025
Phoenix, Arizona 85072-2025

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13.      Construction

13.1     The provision of this Section shall apply only to the extent that the Master Fiber License Agreement authorizes Licensee to make any improvements on the Licensed Property. If the Master Fiber License Agreement does not authorize Licensee to make such improvements, the provisions of this Section shall not apply. Prior to making any improvements on the Licensed Property, Licensee shall submit to Licensor for its approval final construction documents and plan showing the location of any such improvements. Licensor shall approve or disapprove such documents and plans within 30 days. If applicable, Licensee shall obtain a Construction License from Water Engineering (Bob Maurer 236-2962, or Susana Ortega 236-5799) prior to the start of construction. Construction on the Licensed Property shall be performed only in accordance with approved construction documents and plan. At least ten (10) days prior to the beginning of any construction on the Licensed Property, Licensee shall give Licensor notice of the date that construction will begin and a schedule listing all construction activities and the dates when such construction activities will be performed. Licensee shall give Licensor written notice of all changes in the schedule and delays in construction immediately upon it being reasonably foreseeable that such change or delay will occur.

13.2     Licensee’s improvements constructed, installed, operated and maintained on the Licensed Property shall not interfere with Licensor’s use of Licensor’s existing or any future irrigation or electric facilities on or adjacent to the Licensed Property.

13.3     Licensor may request Licensee to alter the scheduling of construction undertaken pursuant to Section 13.1 but only when and to the extent necessary to prevent any material interference with Licensor’s use of the Licensed Property, and if such improvements do interfere with Licensor’s use, Licensor may request Licensee to relocate Licensee’s material, facilities and improvements as deemed necessary by Licensor.

13.4     If relocation of Licensee’s materials, facilities, or improvements is necessitated by Licensor’s use of existing facilities or the construction of improvements by or on behalf of Licensor, Licensee shall bear the entire actual cost of relocating said materials, facilities and improvements.

13.5     Licensor shall not exercise its right to require relocation of Licensee’s facilities, materials, and improvements in an unreasonable or arbitrary manner.

14.      Permits, Statutes and Codes

Licensee shall comply with all requirements of all statutes, acts, ordinances, regulations, codes, and standards of legally constituted authorities with jurisdiction, applicable to Licensee’s use of the Licensed Property. Licensee shall obtain or cause to be obtained at its expense, all permits, approvals and authorizations required by Licensee’s actions pursuant to this License.

15.      Licensor’s Right to Inspect

15.1     Licensor may enter any part of the Licensed Property at all reasonable times to make an inspection thereof. During any construction by Licensee, Licensor may inspect all trenching, backfilling and other related construction activity that potentially affects Licensor’s facilities, and require conformance with all Licensor’s requirements and specifications related thereto.

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15.2     Licensee shall release Licensor, Association and the U.S.A. from any claims for damages arising out of any delay caused by Licensor in permitting or inspecting any work on the Licensed Premises. The provisions of this Section shall survive termination of this License.

16.      Service of Notice

All notices and demands required or permitted by this License shall be in writing and shall be deemed to have been given properly when (i) sent by certified mail (postage fully prepaid) to the respective address below or to such other address furnished by either party to the other pursuant to this Section; or (ii) delivered personally to either party hereto.

Notices to Licensor	Notices to Licensee
Attn: Supervisor, PAB348	Attn:
SALT RIVER PROJECT
Property Management Division
P.O. Box 52025
Phoenix, AZ 85072-2025

17.      Waiver

No waiver by either party of any breach of any of the covenants or conditions of this License which are to be performed by the other party shall be construed as a waiver of any succeeding breach of the same or any other covenant or conditions.

18.      Attorneys’ Fees Upon Default

If either party brings or defends any legal action, suit or proceeding based on rights or obligations arising from this License, the successful party shall be entitled to recover reasonable litigation expenses, court costs and reasonable attorneys’ fees, as determined by a court, in any such action, suit or proceeding. The foregoing shall not in any way limit or restrict any other right or remedy at law or equity otherwise available to such party.

19.      Force Majeure

If either party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this License, other than the obligation of Licensee to make payments of amounts due hereunder, then the obligations of both Licensee and Licensor, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as possible be remedied within a reasonable time. The term “force majeure” as used herein shall mean acts of God, strikes, lockouts, or other industrial disturbances, acts of public enemies, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, interruptions by government not due to the fault of the parties, civil disturbances, explosions, or unforeseeable action or nonaction by governmental bodies in approving the applications for approvals or permits or any material change in circumstances arising out of legislation, regulation or litigation. Nothing in this Section shall require Licensor to settle a strike.

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20.      Entire Agreement; Changes After Execution

This License, including its specified addenda and exhibits, if any, constitutes the entire agreement between the parties, and any amendment hereto must be in writing, signed by both parties.

21.      Water Damage

Except when the result of the negligent or willful act or omission of Licensor or its directors, officers, employees, agents or assigns, neither Licensor, Association nor the U.S.A. shall be liable for any loss sustained by Licensee, its officers, employees, agents or invitees on the Licensed Property because of water damage resulting from any source whatsoever, including, but not limited to, flood, drainage or run-off, irrespective of any prior knowledge by Licensor of the possibility of such flood, drainage or run-off, arising from or in connection with the operation or maintenance of any Reclamation Project dam, canal or other facility.

22.      Reservation of Remedies

Unless otherwise provided herein, each party shall have available to it, all remedies provided by law or equity.

23.      Archaeological and Environmental Compliance

23.1     Licensee shall obtain a cultural resource clearance from the Environmental Department of the Arizona Projects Office of the Bureau of Reclamation prior to construction on the Licensed Property whenever required by the National Historic Preservation Act, Section 106, and ensuing 36 CFR 800 regulations. A copy of the Bureau of Reclamation archaeological clearance shall be provided to Licensor’s staff archaeologist prior to any construction activity on the Licensed Property.

23.2     Licensee shall notify Licensor’s staff archaeologist should any cultural resources or human remains be found on the Licensed Property, and when appropriate, shall be responsible for other notifications and legal requirements as required by the Archeological Resource Protection Act and the Native American Graves Protection and Repatriation Act and ensuing 43 CFR 10 regulations. All costs are the responsibility of the Licensee.

23.3     Licensee hereby assumes and accepts all liability and responsibility for initiation and completion of response, cleanup, and corrective and remedial action, and the cost thereof, required on the Licensed Property and any other affected premises, due to any action taken during use of the Licensed Property that results in release of any hazardous substance within the meaning of the Federal Comprehensive Environmental Response, Compensation and Liability Act – 42 U.S.C. § 9601 et seq., or the Arizona Environmental Quality Act – A.R.S. § 49-101 et seq., as such laws have been or are amended from time to time, or regulated substance within the meaning of Subtitle I of the Federal Resource Conservation and Recovery Act (Underground Storage Tanks) – 42 U.S.C. § 6991a et seq., or the Arizona Underground Storage Tank Law – A.R.S. § 49-1001 et seq., as such laws have been or are amended from time to time. This Section 23.2 shall survive termination of this License.

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24.      Motor Vehicle Use – Special Conditions

When operating a motor vehicle on the Licensed Property, Licensees must at all times:

24.1     Enter onto and exit from the Licensed Property at the point of reasonable access closest to the component of Licensee’s facilities requiring maintenance;

24.2     Maintain a speed not to exceed five (5) miles per hour;

24.3     Ensure safe and reasonable passage through and around Licensee’s vehicle and other repair facilities to all recreational users of the Licensed Property;

24.4     Ensure that no site of ongoing maintenance of Licensee’s facilities is left unattended; and

24.5     Refrain from accessing the Licensed Property with a motor vehicle except when necessary to effectuate maintenance of Licensees facilities.

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IN WITNESS WHEREOF, the parties hereto have executed this License this                     day of                      , 20

LICENSOR:

SALT RIVER PROJECT AGRICULTURAL IMPROVEMENT AND POWER DISTRICT

By:
Its:

STATE OF ARIZONA	)
) ss.
COUNTY OF MARICOPA	)

On this           day of                               , 20     , the foregoing instrument was acknowledged before me by                                          , a                                         of the Telecom Department, SALT RIVER PROJECT AGRICULTURAL IMPROVEMENT DISTRICT, an agricultural improvement district organized and existing under the laws of the State of Arizona (“SRP”), on behalf of SRP.

Notary Public

My Commission Expires:

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IN WITNESS WHEREOF,                                                                                                                        caused its name to be executed by its duly authorized representative(s), this          day of                             , 20      .

LICENSEE:
*,

By

Its

By

Its

STATE OF	)
) ss.
COUNTY OF	)

On this               day of                                    20                 before me, the undersigned, personally appeared . the and                                                                     and                                                                     respectively, of                                                                    , and such authorized representative(s) acknowledged that this document was executed on behalf of the corporation for the purposes therein contained.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

My Commission Will Expire:

Notary Public

Notary Stamp/Seal

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